UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Matador Resources Company
(Name of Registrant as Specified In Its Charter)

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One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 10, 2015

To the Matador Resources Company Shareholders:

Please join us for the 2015 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, on Wednesday, June 10, 2015, at 9:30 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:

(1)	Election of the three nominees for director named in the attached Proxy Statement;

(2)	Vote to approve the Company’s Amended and Restated 2012 Long-Term Incentive Plan;

(3)	Advisory vote to approve the compensation of our named executive officers as described herein;

(4)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

(5)	Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 15, 2015 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders of record is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 29, 2015

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on June 10, 2015:

Our Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2014 are available for viewing, printing and downloading at https://materials.proxyvote.com/576485.

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 10, 2015

This Proxy Statement is being mailed on or about April 29, 2015 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, on June 10, 2015, at 9:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the three nominees for director as set forth in this Proxy Statement, (ii) FOR the approval of the Company’s Amended and Restated 2012 Long-Term Incentive Plan, (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and (iv) FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services and the Internet, proxies may be solicited by directors, officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board as the close of business on April 15, 2015 (the “Record Date”). As of the Record Date, there were outstanding and entitled to vote 78,307,729 shares of Common Stock.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board. The election of directors requires a plurality of the votes cast at the meeting. All other proposals require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Shares held by a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Votes withheld with respect to the election of the Company’s directors will have no effect on the election of the nominees. In the case of the other proposals being submitted for shareholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter and therefore will have no effect upon the approval of such matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully prior to voting. For more complete information regarding our 2014 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2014.

2015 Annual Meeting of Stockholders

Date and Time: June 10, 2015, at 9:30 a.m., Central Daylight Time

Location: Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207

Record Date: April 15, 2015

Voting:	Shareholders as of the close of business on the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Voting Matters and Board Recommendation

Proposal	Board Recommendation
Election of Three Director Nominees to Serve for a Three-Year Term Expiring in 2018 (page 9)	FOR
Approval of the Company’s Amended and Restated 2012 Long-Term Incentive Plan (page 27)	FOR
Advisory Vote to Approve Named Executive Officer Compensation (page 37)	FOR
Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2015 (page 38)	FOR

2014 Business Highlights

In 2014, Matador delivered record results as our oil and natural gas revenues, total oil production, average daily oil equivalent production and Adjusted EBITDA were the highest achieved for any year in Matador’s history. Business highlights achieved during 2014 include the following:

•	A 56% increase in oil production from 2.1 million barrels (“Bbl”) produced in 2013 to 3.3 million Bbl produced in 2014.

•	A 37% increase in daily oil equivalent production from 11,740 barrels of oil equivalent (“BOE”) per day produced in 2013 to 16,082 BOE per day produced in 2014.

•	An increase of 37% in oil and natural gas revenues from $269.0 million in 2013 to $367.7 million in 2014.

•

An increase of 37% in Adjusted EBITDA from $191.8 million reported for 2013 to $262.9 million reported for 2014. Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation to our net income (loss) and net cash provided by operating activities, see our Annual Report on Form 10-K for the year ended December 31, 2014.

•

An increase of 33% in total proved oil and natural gas reserves from 51.7 million BOE, including 16.4 million Bbl of oil and 212.2 billion cubic feet (“Bcf”) of natural gas, at December 31, 2013 to 68.7 million BOE, including 24.2 million Bbl of oil and 267.1 Bcf of natural gas, at December 31, 2014. The PV-10 of our total proved reserves increased 59% from $655.2 million at December 31, 2013 to $1.04 billion at December 31, 2014. PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 to Standardized Measure, see our Annual Report on Form 10-K for the year ended December 31, 2014.

Director Nominees (page 9)

Our Board currently has nine members divided into three classes of directors, designated Class I, Class II and Class III. Directors are elected for three-year terms. The table below provides certain summary information about each nominee for director named in this Proxy Statement.

Name	Age	Director Since	Principal Occupation	Committee Memberships
Carlos M. Sepulveda, Jr.*	57	2013	Executive Chairman, Triumph Bancorp, Inc.	A, CG, F
Margaret B. Shannon*	65	2011	Retired, Formerly Vice President and General Counsel, BJ Services Company	CG, F, NCP

George M. Yates**	68	2015	Chairman and Chief Executive Officer, HEYCO Energy Group, Inc.	—

*	Independent Director
**	Mr. Yates was appointed to our Board on April 28, 2015. We anticipate that Mr. Yates will be added to the Prospect Committee and the Operations and Engineering Committee following the Annual Meeting.
A	Audit Committee
CG	Corporate Governance Committee
F	Financial Committee
NCP	Nominating, Compensation and Planning Committee

Amended and Restated 2012 Long-Term Incentive Plan (page 27)

On April 23, 2015, our Board adopted, subject to shareholder approval, the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (the “Amended 2012 Plan”). The Amended 2012 Plan amends, restates and replaces the Matador Resources Company 2012 Long-Term Incentive Plan (the “2012 Plan”) in its entirety, effective upon receipt of shareholder approval. Subject to certain adjustments, the number of shares that were issuable under the 2012 Plan was 4,000,000 shares, of which 489,338 shares remained available for issuance as of March 31, 2015. The Amended 2012 Plan increases the number of available shares by 4,700,000 shares and increases the total number of shares under the Amended 2012 Plan to 8,700,000 shares.

The Amended 2012 Plan is intended to enable the Company to remain competitive and innovative in its ability to attract, motivate, reward and retain the services of key employees, certain key contractors and non-employee directors. More information regarding the Amended 2012 Plan, including a description thereof, is set forth herein beginning on page 27.

Executive Compensation Highlights (page 42)

Our compensation program is designed to reward, in both the short-term and the long-term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to increase year-over-year proved reserves, the ability to control unit production costs, level of job responsibility, industry experience and general professional growth.

Our Board has a “pay for performance” philosophy and recognizes the leadership of Mr. Joseph Wm. Foran, our Chairman and Chief Executive Officer, and our other executive officers in contributing to the Company’s success in 2014. Accordingly, approximately 71% of Mr. Foran’s 2014 total compensation was performance based with approximately 46% of his total compensation consisting of long-term incentive awards. Details of our executive compensation are shown in the 2014 Summary Compensation Table on page 56.

INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 10, 2015 at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about April 29, 2015.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Annual Meeting notice, including the following:

•	the election of the three nominees for director named in this Proxy Statement for a term expiring at the 2018 Annual Meeting of Shareholders;

•	the approval of the Company’s Amended and Restated 2012 Long-Term Incentive Plan;

•	an advisory vote to approve the compensation of our named executive officers as described herein;

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

•	any other matters that may properly come before the meeting.

What are the Board’s voting recommendations?

•	For the election of the three nominees for director named in this Proxy Statement for a term expiring at the 2018 Annual Meeting of Shareholders;

•	For the approval of the Company’s Amended and Restated 2012 Long-Term Incentive Plan;

•	For the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	For the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Who is entitled to vote?

Shareholders as of the close of business on April 15, 2015 are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 78,307,729 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials over the Internet. We have elected to send a separate Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials while providing shareholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•

dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on June 9, 2015; or

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on June 9, 2015; or

•

if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive paper copies of proxy materials?

We are providing certain shareholders with paper copies of the proxy materials instead of a separate Notice. If you received a paper copy and would no longer like to receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company

Attention: Corporate Secretary

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Email: investors@matadorresources.com

Telephone: (972) 371-5200

We hereby undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to the Corporate Secretary at the address or phone number set forth above.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com before the Annual Meeting, and we will send you an admission card.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

Election of directors at the Annual Meeting will be by a plurality of votes cast at the Annual Meeting. Votes may be cast in favor of the election of each director nominee or withheld. With respect to other matters, the affirmative vote of the holders of a majority of the shares, present in person or by proxy, and entitled to vote at the Annual Meeting, is required to take any other action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of our independent registered public accounting firm. Accordingly, brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

A plurality of the votes cast at the Annual Meeting is required to elect each nominee for director. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Votes withheld with respect to the election of the Company’s directors will have no effect on the election of the nominees. In the case of the other proposals being submitted for shareholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter and therefore will have no effect upon the approval of such matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent registered public accounting firm be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board has approved KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2015. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Our telephone number is (972) 371-5200.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of nine members. Our Board is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third Annual Meeting following the Annual Meeting at which such director’s class was elected. The number of directors in each class will be as nearly equal as possible at all times. The current Class I directors are Ms. Margaret B. Shannon and Messrs. Michael C. Ryan, Carlos M. Sepulveda, Jr. and George M. Yates. Ms. Shannon and Messrs. Sepulveda and Yates are Class I director nominees at the Annual Meeting. Mr. Ryan’s term will expire at the Annual Meeting, and he is not being nominated for re-election to the Board, creating a vacancy on the Board. However, Mr. Ryan is expected to serve as a special Board advisor following the Annual Meeting. In accordance with the terms of the February 2015 merger of Harvey E. Yates Company with and into a wholly-owned subsidiary of the Company (the “HEYCO Merger”), Mr. Yates, Chairman and Chief Executive Officer of HEYCO Energy Group, Inc., was appointed to the Board on April 28, 2015 as a Class I director and has been nominated by the Board as a Class I director nominee. The Class II directors are Mr. Gregory E. Mitchell and Dr. Steven W. Ohnimus, who will hold office until the 2016 Annual Meeting of Shareholders and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal. The Class III directors are Messrs. Joseph Wm. Foran, David M. Laney and Reynald A. Baribault, who will hold office until the 2017 Annual Meeting of Shareholders and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

Ms. Margaret B. Shannon and Messrs. Sepulveda and Yates have been nominated by the Board for election as Class I directors at the Annual Meeting to hold office until the 2018 Annual Meeting of Shareholders and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

The Board believes that each of the director nominees possesses the qualifications described below in “Corporate Governance — Board Committees — Nominating, Compensation and Planning Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government or education; (ii) the availability and willingness to devote adequate time to Board duties; (iii) the character, judgment and ability to make independent analytical, probing and other inquiries; (iv) a willingness to exercise independent judgment along with a willingness to listen and learn from others; (v) business knowledge and experience that provides a balance with the other directors; (vi) financial independence; and (vii) with respect to incumbent directors, excellent past performance on the Board.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Ms. Margaret B. Shannon. Ms. Shannon, age 65, joined our Board in June 2011 and currently serves as chair of the Board’s Corporate Governance Committee. She served as Vice President and General Counsel of BJ Services Company, an international oilfield services company, from 1994 to 2010, when Baker Hughes Incorporated acquired BJ Services. Prior to 1994, she was a partner with the law firm of Andrews Kurth LLP. Ms. Shannon has served on the board of directors of Quanta Services Inc. (NYSE: PWR), a Houston-based public company that provides specialized infrastructure contracting services for the electric power, natural gas and pipeline and telecommunication industries, since December 2012. Ms. Shannon is also active in community activities, currently serving on the board of directors of the Harris County Health Alliance and as a member of the board of directors of the Houston Health Foundation. She previously served as chair of the Executive Women’s Partnership sponsored by the Greater Houston Partnership, chair of the audit committee of the board of directors of the South Texas College of Law, chair of the Endowment Board of Palmer Memorial Episcopal Church and the board chair of the Harris County Health Alliance. Ms. Shannon received her J.D. cum laude from the Southern Methodist University Dedman School of Law in 1976 and her Bachelor of Arts degree from Baylor University in 1971. Ms. Shannon’s experience as an attorney, as a partner with Andrews Kurth LLP, as general counsel for a public company for more than 15 years and as a director for numerous other organizations provides our Board with important insights into public company obligations, corporate governance and board functions.

Mr. Carlos M. Sepulveda, Jr. Mr. Sepulveda, age 57, joined our Board in April 2013 and currently serves as chair of the Board’s Audit Committee. Mr. Sepulveda is Executive Chairman of Triumph Bancorp, Inc. (NASDAQ: TBK) a financial holding company with interests in wholesale and community banking, specialty finance and investment management. He has served on Triumph’s board of directors since 2010. In November 2013, Triumph acquired THE National Bank, and Mr. Sepulveda became vice chairman of its board of directors. Mr. Sepulveda served from March 2004 until his retirement in May 2013 as President and Chief Executive Officer of Interstate Battery System International, Inc. He remains a member of its board of directors, a position he has held since 1995. He has also served since 2007 on the board of directors of Cinemark Holdings, Inc. (NYSE: CNK), a company that owns and manages movie theaters, and is chair of its audit committee. In March 2014, Mr. Sepulveda became a member of the board of directors of Savoya LLC, an industry-leading provider of chauffeured ground transportation services. From 1979 to 1990, Mr. Sepulveda was with KPMG Peat Marwick and was a partner in its audit department from July 1989 to October 1990. Mr. Sepulveda received his Bachelor of Business Administration degree in accounting from the University of Texas in 1979 and is a licensed Certified Public Accountant. Mr. Sepulveda’s experience as President and Chief Executive Officer of Interstate Batteries along with his extensive public accounting background provide the Board invaluable executive leadership and financial and accounting expertise. As a certified public accountant with proven management skills, Mr. Sepulveda brings to the Board strong accounting and financial oversight coupled with experience in enterprise and operational risk management.

Mr. George M. Yates. In accordance with the terms of the HEYCO Merger, Mr. Yates, age 68, was appointed to our Board on April 28, 2015 and has been nominated by the Board for election at the Annual Meeting. See “Transactions with Related Persons” below. He is Chairman and Chief Executive Officer of HEYCO Energy Group, Inc., an oil and natural gas exploration and production business based in Roswell, New Mexico. HEYCO Energy Group, Inc. was the sole shareholder of Harvey E. Yates Company prior to the HEYCO Merger. Mr. Yates is a New Mexico native and graduated from the New Mexico Military Institute in Roswell in 1964 and from the University of Texas at Austin with a Bachelor of Business Administration Degree in January 1969. He is also a graduate of the Owners/Presidents Management Program at Harvard Business School. He has been President of the New Mexico Landmen’s Association and the Independent Petroleum Association of New Mexico. He is past Chairman of the Board of Directors of Mountain States Legal Foundation of Denver, Colorado and the Environmental Issues Council based in Washington, D.C. He is also past Chairman of the Independent Petroleum Association of America and the Natural Gas Council. He served as Chairman of the board of directors of the Business and Industrial Political Action Committee (BIPAC) based in Washington, D.C. and as President of the Twenty-Five Year Club of the Petroleum Industry. He is currently a member of the National Petroleum Council. In 2004, Mr. Yates received the prestigious “Roughneck of the Year” award sponsored by Lone Star Steel Company. He was inducted into the Rocky Mountain Oil and Gas Hall of Fame in 2009. As a proven oil and natural gas executive, Mr. Yates provides our Board with decades of experience and tremendous knowledge with respect to the Delaware Basin and the assets acquired by Matador in the HEYCO Merger.

Vote Required

To be elected as a director, each director nominee must receive a plurality of the votes cast by the shareholders entitled to vote for the election of directors. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

The Board of Directors recommends that you vote FOR each of the nominees.

Directors Continuing in Office

Biographical information for our directors who are continuing in office is provided below.

Mr. Reynald A. Baribault. Mr. Baribault, age 51, was elected to our Board in June 2014 and currently serves as the chair of the Board’s Operations and Engineering Committee. He is Vice President / Engineering of North Plains Energy, LLC, a Denver-based exploration and production operator he co-founded in 2007. North Plains Energy’s operations are solely focused on the Bakken play in North Dakota. In addition, he co-founded and serves as President and Chief Executive Officer of IPR Energy Partners, LLC, a Dallas-based oil and natural gas production operator with past operations in Louisiana, Southeast New Mexico and North Central Texas and current operations in the Fort Worth Basin. Prior to co-founding North Plains Energy and IPR Energy Partners, Mr. Baribault served as Vice President, Supervisor and Petroleum Engineering Consultant of Netherland, Sewell & Associates, Inc. from 1990 to 2002. Mr. Baribault began his professional career with Exxon Company in 1985 and oversaw operations reservoir engineering matters for high-pressure natural gas fields in South Louisiana. Mr. Baribault received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1985 and is a registered Petroleum Engineer in the State of Texas. Mr. Baribault provides valuable insight to our Board on our drilling, completion and reservoir engineering operations.

Mr. Joseph Wm. Foran. Mr. Foran, age 62, founded Matador Resources Company in July 2003 and has served as Chairman of the Board, Chief Executive Officer and Secretary since our founding. He served as President from our founding until November 2013 and is also chair of the Board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction. Under Mr. Foran’s guidance, Matador Petroleum realized a 21% average annual rate of return for its shareholders for 15 years. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University Dedman School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor of the Southwestern Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. As the founder, Chairman of the Board and Chief Executive Officer of Matador Resources Company, Mr. Foran has provided leadership, experience and long relationships with many of our shareholders.

Mr. David M. Laney. Mr. Laney, age 66, is an original shareholder in Matador Resources Company and was an original shareholder in Matador Petroleum Corporation. He was one of the original directors on our Board and currently serves as lead independent director and chair of the Board’s Nominating, Compensation and Planning Committee. He is an attorney who since March 2007 has practiced law as a solo practitioner. Between 2003 and 2007, he was a partner with the law firm of Jackson Walker LLP in Dallas where he practiced in the area of corporate and financial law. Prior to joining Jackson Walker, Mr. Laney practiced at the law firm of Jenkens & Gilchrist from 1977 to 2003 and was Managing Partner of Jenkens & Gilchrist from 1990 to 2002. Mr. Laney has also served in several capacities as an appointee of Texas Governors William Clements and George W. Bush on state boards continuously from 1989 to 2001. He was Governor Clements’ appointee to the Texas Finance Commission, responsible for regulatory oversight of state chartered banking and thrift institutions from 1989 to 1995. He served as Governor Bush’s Texas Commissioner of Transportation (Chair of the Texas Transportation Commission) from 1995 to 2001. In 2002, Mr. Laney was nominated by President George W. Bush to the board of directors of Amtrak and confirmed by the U.S. Senate for a five-year term. In 2007, he completed his term as

Chairman of Amtrak’s board of directors. From 1998 to 2003, Mr. Laney served as a member of the Stanford University Board of Trustees, and for two years as chair of its audit committee. Mr. Laney currently serves on boards overseeing the development and operation of major transportation projects and serves as a director or an advisor to various transportation initiatives. He has also served in various capacities in connection with numerous civic and educational organizations and projects in the Dallas area. Mr. Laney graduated with a Bachelor of Arts degree with honors from Stanford University and a law degree from the Southern Methodist University Dedman School of Law. Mr. Laney’s legal and leadership experience in government and the private sector provide our Board with additional perspective on matters of corporate governance, legal and governmental relations as well as general business issues.

Mr. Gregory E. Mitchell. Mr. Mitchell, age 63, joined our Board in June 2011. With 47 years of grocery and petroleum retailing experience, he is currently President and Chief Executive Officer of Toot’n Totum Food Stores, LLC, his family company located in Amarillo, Texas. The company, founded in 1950, consists of 73 convenience store/fueling locations, as well as eight car wash and car care centers, and 10 Mr. Payroll check cashing locations with an employee base of over 900 team members. His experience within the petroleum industry includes extensive negotiations with various major refiners in the United States. A 1973 graduate of the University of Oklahoma with a Bachelor of Business Administration degree, Mr. Mitchell was appointed by former Governor William Clements to the Texas Higher Education Coordinating Board, where he served from 1987 through 1993. Additionally, he has served as Chairman of the Amarillo Chamber of Commerce, Chairman of the United Way of Amarillo and Canyon, Chairman of the Harrington Foundation and President of the Amarillo Area Foundation. Mr. Mitchell is a former director of the Holding Committee of Amarillo National Bank and is the present Board Chairman of Cal Farley’s Boys Ranch. Mr. Mitchell’s experience as President and Chief Executive Officer of his large family business, and as a past director of several large companies, provides our Board with extensive business, strategic and executive leadership experience.

Dr. Steven W. Ohnimus. Dr. Ohnimus, age 68, was first elected to our Board in January 2004. He spent his entire professional career from 1971 to 2000 with Unocal Corporation, an integrated energy company. From 1995 to 2000, he was General Manager — Partner Operated Ventures, where he represented Unocal’s non-operated international interests at board meetings, management committees and other high level meetings involving projects in the $200 million range in countries such as Azerbaijan, Bangladesh, China, Congo, Myanmar and Yemen. From 1994 to 1995, Dr. Ohnimus was General Manager of Asset Analysis, where he managed and directed planning, business plan budgeting and scenario plans for the domestic and international business unit with an asset portfolio totaling $5.5 billion. From 1990 to 1994, Dr. Ohnimus was Vice President and General Manager, Unocal Indonesia, located in Balikpapan, operating five offshore fields and one onshore liquid extraction plant and employing 1,200 nationals and 50 expatriates. From 1989 to 1990, he served as Regional Operations Manager in Anchorage, Alaska, and from 1988 to 1989, he was District Operations Manager in Houma, Louisiana. From 1981 to 1988, Dr. Ohnimus was in various management assignments in Houston and Houma, Louisiana, and from 1971 to 1981 he handled various technical assignments in reservoir engineering, production and drilling in the Gulf Coast area (Houston, Van, Lafayette and Houma). From 1975 to 1979, Dr. Ohnimus was Assistant Professor of Petroleum Engineering at the University of Southwest Louisiana (now University of Southern Louisiana) where he taught eleven undergraduate and graduate night classes. In 1980, he taught drilling seminars at the University of Texas Petroleum Extension Service of the International Association of Drilling Contractors (“IADC”). Dr. Ohnimus has authored several published papers concerning reservoir recompletion and increased recovery. He received his Bachelor of Science degree in Chemical Engineering from the University of Missouri at Rolla in 1968, a Master of Science degree in Petroleum Engineering from the University of Missouri at Rolla in 1969 and a PhD degree in Petroleum Engineering from the University of Missouri at Rolla in 1971. Dr. Ohnimus served as a director of the American Petroleum Institute in 1978 and 1979, served as Session Chairman for the Society of Petroleum Engineers’ Annual Convention in 1982, was the Evangeline Section Chairman of the Society of Petroleum Engineers in 1978 and 1979 and served as President of the Unocal Credit Union from 1986 to 1988. In 2007, he was elected President of the Unocal Gulf Coast Alumni Club, which reports through the Chevron Retirees Association, for which Dr. Ohnimus is a director. From 2008 to 2009, Dr. Ohnimus served as the vice chairman of the advisory board of

Western Standard Energy Corp. (OTCBB: WSEG), an oil and natural gas exploration company. Due to his long oil and natural gas industry career and significant operational and international experience, Dr. Ohnimus provides valuable insight to our Board on our drilling and completion operations and management, as well as providing a global technology and operations perspective.

Special Board Advisors

In addition to our Board, following the Annual Meeting, we expect to have nine individuals with significant oil and natural gas experience or legal, accounting or other business experience who will advise our Board on various matters. From time to time, we enter into various agreements with these individuals with respect to their service as special advisors to our Board, as well as indemnification agreements in form similar to those entered into with our directors and officers. Their business histories are described below:

Mr. Marlan W. Downey. Mr. Downey worked for Shell Oil Company, an integrated energy company, from 1957 to 1987. In 1977, he moved to Shell Oil’s International Exploration & Production business and became Vice President of Shell, and then President of Shell Oil’s newly-formed international subsidiary, Pecten International, retiring in 1987. Mr. Downey joined ARCO International in 1990 as Senior Vice President of Exploration, becoming President of ARCO International and then Senior Vice President and Executive Exploration Advisor to ARCO. Mr. Downey retired from ARCO in 1996. He serves on the board of TransAtlantic Petroleum Ltd., operating internationally. He is a fellow of the American Association for the Advancement of Science. He is an elected fellow of the Geological Society in London. Mr. Downey is past President of the American Association of Petroleum Geologists (“AAPG”) and has served as Bartell Professor and Chief Scientist — Sarkeys Energy Center at the University of Oklahoma. Mr. Downey is the 2009 recipient of the AAPG’s Sidney Powers Medal, which is the highest honor awarded by the AAPG. He is active in several scientific organizations and serves on the board of Berkeley Earth, a non-profit organization. Mr. Downey received a Bachelor of Arts degree in Chemistry in 1952 at Peru State College in Nebraska. He served in the U.S. Army in Korea and the Philippines, then entered graduate school at the University of Nebraska, and received a Bachelor of Science degree in 1956 and a Master of Science degree in Geology in 1957. Mr. Downey previously served on Matador Petroleum Corporation’s board of directors. He has served as a special advisor to the Board since our inception in July 2003 and currently serves as chair of the Board’s Prospect Committee and on the Operations and Engineering Committee.

Mr. John R. Gass. Mr. Gass is Senior Vice President, Eastern Hemisphere Operations, for Nabors Drilling International Limited in Dubai, United Arab Emirates. Mr. Gass joined Nabors in its Houston, Texas office in 2004 as Senior Vice President, Business Development and Contracts, and held that position until 2011 when he was transferred to Dubai. Prior to joining Nabors, Mr. Gass served as Vice President, Global Operations at Parker Drilling Company. He spent 28 years with Parker and has extensive experience in drilling operations worldwide, including Latin America, the Middle East, Europe, Africa, the former Soviet Union and the Far East. Mr. Gass received a Bachelor of Business Administration degree from the University of Oklahoma in 1974 and a Master of Business Administration degree in international management from the Thunderbird Graduate School of International Management in Glendale, Arizona.

Mr. Wade I. Massad. Mr. Massad served as a consultant to the Company and a special advisor to the Board from 2010 to December 2011, when he was elected Executive Vice President — Capital Markets of the Company. He held this role until July 2012, when he resumed his role as a consultant to the Company and as a special advisor to the Board, pursuant to a consulting agreement entered into in August 2012. Mr. Massad is the Co-Founder and Co-Managing Member of Cleveland Capital Management L.L.C., a registered investment advisor and General Partner of Cleveland Capital L.P., a private investment fund focused on micro-cap public and private equity securities, established in October 1996. Previously, Mr. Massad was an investment banker with Keybanc Capital Markets and RBC Capital Markets, where he was the head of U.S. equity institutional sales from 1997 to 1998 and the head of U.S. Capital Markets business from 1999 to 2003. He also served on the firm’s executive committee. Mr. Massad has served on multiple public and private company boards and currently is a board member of 4Licensing Corporation. Mr. Massad received a Bachelor of Arts in business management from Baldwin-Wallace University in 1989 and currently serves on its Board of Trustees.

Mr. Greg L. McMichael. Mr. McMichael served as a member of the Board of Directors of Matador Resources Company from 2004 to 2008. He presently serves on the board of directors for Denbury Resources, Inc. (NYSE: DNR). Mr. McMichael retired in October 2004 as Vice President and Group Leader — Energy Research, of A.G. Edwards. In that capacity, he was responsible for all of the firm’s equity research in the Energy Sector, including the integrated oils, exploration and production, oil service and master limited partnerships. Prior to joining A.G. Edwards, Mr. McMichael served as Managing Director of Equity Research at Hanifen, Imhoff, Inc., a Denver-based regional investment firm. He had previously served as Chief Executive Officer of a private oil and natural gas acquisition and production company he co-founded in 1987. Mr. McMichael is a member of the National Association of Corporate Directors, where he is currently a Leadership Fellow. Mr. McMichael received a Bachelor of Arts degree in Political Science and Economics from Schiller International University (London) in 1973.

Mr. David F. Nicklin. Mr. Nicklin joined Matador Resources Company in February 2009 as Executive Director of Exploration after working with us as a consultant since November 2007. He retired from his position as Executive Director of Exploration on March 31, 2015 but continues to serve the Company as a consultant and special advisor to the Board. From January 2000 until he joined Matador in 2009, Mr. Nicklin provided executive level consulting services to a variety of clients. In 2006, Mr. Nicklin co-founded and currently leads a small, private oil and natural gas company, Salt Creek Petroleum LLC. Salt Creek Petroleum owns small, non-operated interests in a variety of onshore oil and natural gas fields in the United States. Since 2009, Mr. Nicklin has consulted almost exclusively for Matador, with the primary exception of the minimal time he has devoted to Salt Creek Petroleum. In 2000, Mr. Nicklin founded and led for three years a private oil and natural gas exploration company, Serica Energy, which is now a public company with assets in Indonesia, the United Kingdom, Spain, Ireland and Morocco. Between 1981 and 2000, Mr. Nicklin was an employee of ARCO, where he participated in and led several international exploration teams, particularly in the Middle East, southeast Asia and Australasia. In 1991, he became the Chief Geologist for ARCO, a position he held until his retirement in 2000. In this position, Mr. Nicklin was responsible for the quality of the geological effort at ARCO, in particular, ensuring the application of state-of-the-art geological technology, the company’s risk management process, the selection of new ventures and the high-grading of a large geoscience staff. Throughout his career at ARCO, Mr. Nicklin was closely involved with the successful exploration for and development of a number of large oil and natural gas discoveries. Prior to joining ARCO, Mr. Nicklin was a senior development and operations geologist in a variety of positions in the United Kingdom, Angola, Norway and the Middle East. He was a specialist in well-site operations and provided training in operations to entry-level personnel. Mr. Nicklin was born in the United Kingdom and received a Bachelor of Science degree in Geology from the University of Wales in 1971. He is an active member of the American Association of Petroleum Geologists and various other professional groups.

Dr. James D. Robertson. Dr. Robertson is a founder and co-managing partner of Salt Creek Petroleum, LLC, a privately held company that explores for and produces oil and natural gas in conventional onshore plays in Texas. He is also founder and owner of Rannoch Petroleum LLC, an oil and natural gas investment and consulting firm based in Fort Worth, Texas. Prior to becoming an independent petroleum explorer, Dr. Robertson worked for ARCO for 25 years, serving as Vice President of Exploration for ARCO’s international division prior to his retirement from ARCO upon its acquisition by BP plc in 2000. Dr. Robertson has served as president of the Society of Exploration Geophysicists (SEG), chairman of the Fort Worth Chapter of the Society of Independent Professional Earth Scientists (SIPES) and as a national director of SIPES from 2012 to 2013. He is a licensed professional geoscientist in the State of Texas. Dr. Robertson received a Bachelor of Science degree in geological engineering from Princeton University and a PhD in geophysics from the University of Wisconsin.

Mr. Michael C. Ryan. Mr. Ryan joined our Board in February 2009. His term as a director will expire at the Annual Meeting, and we expect he will continue to serve the Board as a special advisor. Prior to joining the Board, he served as an advisor to the Financial Committee and frequently participated in Board planning and strategy sessions. Since October 2004, Mr. Ryan has been a Partner and member of the Investment Committee at Berens Capital Management LLC, an investment firm based in New York. From February 1998 to June 2004, he worked with Goldman, Sachs & Co., a global investment banking and securities services firm, leading its West Coast international institutional equities business. In this role, he developed and built a team of professionals to advise large institutional clients on their global investment decisions. From 1995 to 1998, Mr. Ryan lived in Oslo, Norway, where he was a Partner at Pareto Securities, a Scandinavian-based securities firm where he led and built the institutional equities business into the United States and United Kingdom. From 1991 to 1994, Mr. Ryan represented multiple eastern European governments in the preparation, negotiation and sale of many of their largest state-owned companies. He began his career with Honeywell, Inc., which invents and manufactures technologies, including in the safety, security and energy areas, in 1983, working in the Systems and Research Center, which focused on advanced weapons development programs. Mr. Ryan received a Master of Business Administration degree from The Wharton School at the University of Pennsylvania in 1991 and a Bachelor of Science degree from the University of Minnesota in 1983.

Mr. Edward R. Scott, Jr. Mr. Scott is a successful Amarillo, Texas lawyer, civic leader and businessman, managing a varied portfolio of real estate and development-related concerns. Currently, he is the primary developer for two residential developments in Amarillo: Pheasant Run and The Greenways. From 1968 to 1996, Mr. Scott was an attorney with the Amarillo law firm of Gibson, Ochsner & Adkins. From 1965 to 1968, he served as an accountant with Price Waterhouse & Co. Mr. Scott received his Bachelor of Business Administration degree in Accounting from West Texas State University in 1962 and an LLB from The University of Texas School of Law in 1965. Mr. Scott has previously served as a director and chairman of the Amarillo Economic Development Corporation and is currently serving as a board member of the Amarillo Area Foundation. He is a past President of the Rotary Club of Amarillo, the Amarillo Businessmen’s Club, the Amarillo Club, Big Brothers and Big Sisters and the Amarillo Business Foundation. He is a former chairman of the Amarillo Board of City Development and a former member of the Board of Regents for West Texas State University. Mr. Scott has previously served as an officer and/or board member to many other local civic and/or charitable organizations. He is a member of the Texas Bar Association, the Amarillo Bar Association, the Texas Society of Certified Public Accountants and the Panhandle Chapter of the Texas Society of Certified Public Accountants. Mr. Scott is an original shareholder in both Matador Resources Company and Matador Petroleum Corporation. He was an original director of Matador Resources Company and served as chair of the Audit Committee for eight years until his retirement from the Board in June 2011.

Mr. W.J. “Jack” Sleeper, Jr. Mr. Sleeper has over 55 years of experience evaluating oil and natural gas properties. Mr. Sleeper joined DeGolyer and MacNaughton, a petroleum consulting firm, as a Petroleum Engineer in 1965. He performed numerous field studies in North and South America, the North Sea and the Middle East. Mr. Sleeper retired as President and Chief Operating Officer of DeGolyer and MacNaughton on January 1, 1995. He served on DeGolyer and MacNaughton’s board of directors from 1978 until his retirement. Upon his graduation from the University of Oklahoma with a Bachelor of Science degree in Petroleum Engineering (with Distinction) in 1955, he was employed by Shell Oil Company, an integrated energy company, as an Exploitation Engineer. During his 10 years with Shell, he spent three years performing research at Shell Development Company in the fields of Reservoir Engineering, Geology and Petrophysics. He held the titles of Project Engineer, Senior Exploitation Engineer and Senior Production Geologist during his tenure with Shell. Mr. Sleeper has served on the Mewborne Petroleum and Geological Board of Advisors at the University of Oklahoma since 1995. He is a Licensed Professional Engineer (retired) in the states of Oklahoma and Texas. Mr. Sleeper previously served on Matador Petroleum Corporation’s board of directors. He has served as a special advisor to the Board since our inception in July 2003. He currently serves on our Operations and Engineering Committee and Prospect Committee.

CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation and its Amended and Restated Bylaws. The Board has adopted Corporate Governance Guidelines, which are reviewed annually by the Corporate Governance Committee of the Board. The Company has a Code of Ethics and Business Conduct for Officers, Directors and Employees (“Code of Ethics”), which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to, and may post any waivers from, its Code of Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.matadorresources.com under the heading “Investors — Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as its duties require. During 2014, the Board held 12 meetings. The Board also meets regularly in non-management executive sessions in accordance with NYSE regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over the non-management executive sessions, serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. Because Mr. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. Laney to serve as lead independent director. In 2014, all incumbent directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served. Our Company policy states that each of our directors is expected to attend Annual Meetings of Shareholders. All of our directors were in attendance at the 2014 Annual Meeting.

Independence of Directors

The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that seven of our nine current directors are “independent directors” as defined under the rules of the SEC and the NYSE: Ms. Shannon, Messrs. Baribault, Laney, Mitchell, Ryan and Sepulveda and Dr. Ohnimus. Mr. Ryan’s term will expire at the Annual Meeting, creating a vacancy on the Board. No member of or nominee for our Board has a family relationship with any executive officer or other members of our Board.

Board Leadership Structure

Mr. Foran serves as Chairman of the Board and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it, the Board currently believes that the most effective leadership structure for the Company is to have Mr. Foran serve as Chairman of the Board and Chief Executive Officer.

While Mr. Foran serves as Chairman and Chief Executive Officer, seven of nine of our non-employee directors are independent. After considering the recommendations of our Nominating, Compensation and Planning Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has four standing committees and an independent lead director. The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Foran serve as Chairman and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As the Lead Director, Mr. Laney has the following roles and responsibilities:

•	he chairs the executive sessions of the non-management and independent directors;

•	he leads the independent directors in the evaluation of the Chief Executive Officer;

•	he facilitates communication among the non-management and independent directors; and

•	he acts as a liaison between the non-management and independent directors and the Chief Executive Officer.

Mr. Laney, as Lead Director, may also perform such other duties as the Board or the Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•	help develop Board agendas and ensure critical issues are included;

•	determine quality, quantity and timeliness of information from management;

•	make recommendations about retaining consultants or special advisors for the Board;

•	interview Board candidates;

•	oversee Board and director evaluations; and

•	help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Board Committees

The standing committees of the Board are the Audit Committee; Nominating, Compensation and Planning Committee; Corporate Governance Committee; and Executive Committee. The Board has also established the following advisory committees: Operations and Engineering Committee; Financial Committee; and Prospect Committee. Each of the standing committees is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading “Investors — Corporate Governance.” Director membership of all of our committees at December 31, 2014 is identified below. Mr. Yates joined the Board on April 28, 2015 in accordance with the terms of the HEYCO Merger. We anticipate that Mr. Yates will be added to the Prospect Committee and the Operations and Engineering Committee following the Annual Meeting.

Director	Audit Committee	Nominating, Compensation and Planning Committee	Corporate Governance Committee	Executive Committee	Operations and Engineering Committee	Financial Committee	Prospect Committee
Joseph Wm. Foran				**	*	*	*
Reynald A. Baribault		*			**		*
David M. Laney	*	**	*	*		*
Gregory E. Mitchell			*
Steven W. Ohnimus	*			*	*		*
Michael C. Ryan	*	*				**
Carlos M. Sepulveda, Jr.	**		*			*
Margaret B. Shannon		*	**			*

*	Member
**	Chair

Audit Committee

The Audit Committee assists the Board in monitoring:

•	the integrity of our financial statements and disclosures;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our internal audit function and our independent auditor; and

•	our internal control systems.

In addition, the Audit Committee is charged with review of compliance with our Code of Ethics.

During 2014, our Audit Committee met five times and as of December 31, 2014 consisted of Messrs. Laney, Ryan and Sepulveda and Dr. Ohnimus, each of whom is independent under the rules of the NYSE and the SEC. Mr. Sepulveda is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as defined by applicable SEC rules and regulations. Our Board has determined that each of Messrs. Ryan and Sepulveda is an “audit committee financial expert.” Mr. Ryan’s term as a director, and as a member of the Audit Committee, will expire at the Annual Meeting; however, we anticipate that Mr. Ryan will continue to advise the Audit Committee in his role as a special advisor to the Board.

Nominating, Compensation and Planning Committee

The Nominating, Compensation and Planning Committee has the following responsibilities:

•	identifies and recommends to the Board individuals qualified to be nominated for election to the Board;

•	recommends to the Board the members and chair of each committee of the Board;

•	assists the Board and the independent members of the Board in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•	provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•	oversees and advises the Board and the independent members of the Board on the adoption of policies that govern our compensation programs; and

•

recommends to the Board the strategy, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance-based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value.

Our Nominating, Compensation and Planning Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as the subcommittee consists of at least two members.

As of December 31, 2014, our Nominating, Compensation and Planning Committee consisted of Ms. Shannon, and Messrs. Baribault, Laney and Ryan, each of whom is independent under the rules of the NYSE, a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Laney is the chair of the Nominating, Compensation and Planning Committee. During 2014, the Nominating, Compensation and Planning Committee met seven times. Mr. Ryan’s term as a director, and as a member of the Nominating, Compensation and Planning Committee, will expire at the Annual Meeting.

The Board has also established a Shareholder Advisory Committee for Board Nominations (formerly the Director Nominating Advisory Committee) that is charged with receiving and considering possible nominees for election by shareholders to the Board. Pursuant to the Shareholder Advisory Committee for Board Nominations charter, this committee is comprised of eight to 12 persons selected by the Nominating, Compensation and Planning Committee, and consists of at least:

•	two members of the Nominating, Compensation and Planning Committee;

•	two former members of or special advisors to the Board;

•

two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Shareholder Advisory Committee for Board Nominations); and

•	two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholder’s designation to the Shareholder Advisory Committee for Board Nominations.

The current members of the Shareholder Advisory Committee for Board Nominations are Messrs. Laney, Ryan and Scott, Craig T. Burkert, Joe E. Coleman, Kevin M. Grevey, Scott E. King, James S. Kone, Jr. and James H. “Jake” Trewin.

The Shareholder Advisory Committee for Board Nominations makes recommendations based on its conclusions to the Nominating, Compensation and Planning Committee for its consideration and review.

The Nominating, Compensation and Planning Committee and the Shareholder Advisory Committee for Board Nominations consider individuals recommended by the Company’s shareholders to serve on the Board. In considering candidates submitted by shareholders, the Shareholder Advisory Committee for Board Nominations and the Nominating, Compensation and Planning Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Shareholder Advisory Committee for Board Nominations and the Nominating, Compensation and Planning Committee, a shareholder must submit the recommendation in writing and must include the following information:

•

The name and address of the shareholder, evidence of the person’s ownership of Common Stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

•

The name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating, Compensation and Planning Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above and in more detail in our Amended and Restated Bylaws must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not less than 45 or more than 75 days prior to the one-year anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s Annual Meeting of Shareholders.

The Nominating, Compensation and Planning Committee believes that a potential director of the Company must demonstrate that such candidate has:

•	a depth of experience at the policy-making level in business, government or education;

•	a balance with the business knowledge and experience of the incumbent or nominated directors;

•	availability and willingness to devote adequate time to Board duties;

•	any unfilled expertise needed on the Board or one of its committees;

•	character, judgment and ability to make independent analytical, probing and other inquiries;

•	willingness to exercise independent judgment yet willingness to listen and learn from the other directors and the Company’s staff; and

•	financial independence to ensure such candidate will not be financially dependent on director compensation.

In the case of an incumbent director, the Nominating, Compensation and Planning Committee will also consider such director’s past performance on the Board.

The Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations may also engage firms that specialize in identifying director candidates. As described above, the Nominating, Compensation and Planning Committee and Shareholder Advisory Committee for Board Nominations will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations as a potential candidate, the Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations determines that additional consideration is warranted, the Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations also contemplate multiple dynamics that promote and advance diversity amongst the members of the Board. Although the Nominating, Compensation and Planning Committee does not have a formal diversity policy, the Nominating, Compensation and Planning Committee considers a number of factors regarding diversity of personal and professional backgrounds, specialized skills and acumen and breadth of experience in energy production, consumption, distribution or transportation, government policy, finance or law. The Nominating, Compensation and Planning Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Corporate Governance Committee

The Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board or delegated to another committee, and overseeing the evaluation of the Board and management.

As of December 31, 2014, our Corporate Governance Committee consisted of Ms. Shannon and Messrs. Laney, Mitchell and Sepulveda, each of whom is independent under the rules of the NYSE. Ms. Shannon is the chair of the Corporate Governance Committee. During 2014, the Corporate Governance Committee met five times.

Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board in the management of the business and affairs of the Company, except where action of the full Board is required by statute or by our Amended and Restated Certificate of Formation.

As of December 31, 2014, our Executive Committee consisted of Messrs. Foran and Laney and Dr. Ohnimus. Mr. Foran is the chair of the Executive Committee. The Executive Committee did not meet during 2014.

Operations and Engineering Committee

The Operations and Engineering Committee provides oversight of the development of our prospects, our drilling and completion operations and our production operations and associated costs. In addition, the Operations and Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. As of December 31, 2014, the members of the Operations and Engineering Committee were Messrs. Baribault and Foran, Dr. Ohnimus and Messrs. Downey (ex officio) and Sleeper (ex officio), who are special advisors to our Board. Mr. Baribault is the chair of the Operations and Engineering Committee.

Financial Committee

The Financial Committee provides oversight of our financial position, liquidity and capital needs and the various methods for financing our business. As of December 31, 2014, the members of the Financial Committee were Ms. Shannon and Messrs. Foran, Laney, Ryan and Sepulveda. Mr. Ryan is the chair of the Financial Committee. Mr. Ryan’s term as a director, and as a member of the Financial Committee, will expire at the Annual Meeting; however, we anticipate that Mr. Ryan will continue to advise the Financial Committee in his role as a special advisor to the Board.

Prospect Committee

The Prospect Committee provides oversight of the technical analysis, evaluation and selection of our oil and natural gas prospects. As of December 31, 2014, the members of the Prospect Committee were Messrs. Baribault, Foran, Downey (ex officio) and Sleeper (ex officio) and Dr. Ohnimus. Mr. Downey is the chair of the Prospect Committee.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management. The Nominating, Compensation and Planning Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Compensation Committee Interlocks and Insider Participation

Ms. Shannon and Messrs. Baribault, Laney and Ryan served on our Nominating, Compensation and Planning Committee during the last completed fiscal year. In addition, Stephen A. Holditch served on our Nominating, Compensation and Planning Committee until the expiration of his term as a director at the 2014 Annual Meeting of Shareholders. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Nominating, Compensation and Planning Committee. No member of our Board serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. There were no compensation committee interlocks during 2014.

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board, any individual director or any committee of directors, correspondence should be addressed to the Board. All such correspondence should be sent “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The Corporate Secretary will review and forward correspondence to the appropriate person or persons.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers and Other Senior Officers of the Company

The following table sets forth the names, ages and positions of our executive officers and certain of our other senior officers at April 28, 2015:

Name	Age	Positions Held With Us
Executive Officers
Joseph Wm. Foran	62	Chairman of the Board and Chief Executive Officer
Matthew V. Hairford	54	President
David E. Lancaster	58	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Craig N. Adams	48	Executive Vice President — Land & Legal
Ryan C. London	36	Executive Vice President and General Manager
Van H. Singleton, II	37	Executive Vice President of Land
Bradley M. Robinson	60	Vice President of Reservoir Engineering, Chief Technology Officer

Other Senior Officers
Billy E. Goodwin	57	Vice President of Drilling
G. Gregg Krug	54	Vice President of Marketing; Vice President of Longwood Gathering and Disposal Systems, LP
Jennifer S. Queen	47	Vice President of Human Resources & Administration
Trent W. Green	48	Vice President of Production
Sandra K. Fendley	52	Vice President and Chief Accounting Officer
Kathryn L. Wayne	54	Controller and Treasurer

The following biographies describe the business experience of our executive officers and certain of our other senior officers. Each officer serves at the discretion of our Board. There are no family relationships among any of our officers.

Executive Officers

Mr. Joseph Wm. Foran. Please see the biography of Mr. Foran on page 11 of this Proxy Statement.

Mr. Matthew V. Hairford. Mr. Hairford joined Matador Resources Company in July 2004 as its Drilling Manager. He was named Vice President of Drilling in May 2005; Vice President of Operations in May 2006; Executive Vice President of Operations in May 2009; and in November 2013 assumed the title of President. He was previously with Samson Resources, an exploration and production company, as Senior Drilling Engineer, having joined Samson in 1999. His responsibilities there included difficult Texas and Louisiana Gulf Coast projects, horizontal drilling projects and a start-up drilling program in Wyoming. The scope of this work ranged from multi-lateral James Lime wells in East Texas to deep wells in South Texas and South Louisiana.

Mr. Hairford has drilled many geo-pressured wells in Texas and Louisiana, along with normally pressured wells in Southwest Wyoming and East Texas. Additional responsibilities included a horizontal well program in Roger Mills County, Oklahoma at 15,000 feet vertical depth. Mr. Hairford has experience in air drilling, underbalanced drilling, drilling under mud caps and high temperature and pressure environments. From 1998 until 1999, Mr. Hairford served as Senior Drilling Engineer with Sonat, Inc., a global company involved with natural gas transmission and marketing, oil and natural gas exploration and production and oil services. His responsibilities included Pinnacle Reef wells in East Texas and deep horizontal drilling in the Austin Chalk field in Central Louisiana. From 1984 to 1998, Mr. Hairford served in various drilling engineering capacities with Conoco, Inc., an integrated energy company. His operational areas included the Appalachian Basin, Illinois Basin, Permian Basin, Texas Panhandle and Val Verde Basin. Mr. Hairford was selected as a member of a three-person team to explore the use of unconventional technologies to identify a potential step change in the drilling sector. Multiple techniques were evaluated and tested, including declassified defense department technologies. Additional Conoco assignments included both field and office drilling positions in Midland, Texas and Oklahoma City, Oklahoma. Earlier in his career with Conoco, Mr. Hairford was selected to participate in the Conoco Drilling Rig Supervisor Training Program in Houston, Texas. This program consisted of two years working a regular rotation as a drilling representative on rigs and as a drilling engineer in various domestic offices. Mr. Hairford began his career in 1984 with Conoco in a field production assignment in Hobbs, New Mexico. Mr. Hairford received his Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is an active member of the American Association of Drilling Engineers, the American Petroleum Institute and the Society of Petroleum Engineers. Mr. Hairford has also undertaken additional training through Stanford University’s Executive Education programs including, most recently in the summer of 2011, the Stanford Graduate School of Business flagship six week Stanford Executive Program.

Mr. David E. Lancaster. Mr. Lancaster joined Matador Resources Company in December 2003 and serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Lancaster has served in several capacities since joining Matador, including Vice President of Business Development, Acquisitions and Finance from December 2003 to May 2005; Vice President and Chief Financial Officer from May 2005 to May 2007; and Executive Vice President and Chief Financial Officer from May 2007 to May 2009. He was named Chief Operating Officer in May 2009. From August 2000 to December 2003, he was Marketing Manager for Schlumberger Limited’s Data & Consulting Services, which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning. In this position, he was responsible for global marketing strategies, business models, input to research and development, commercialization of new products and services and marketing communications. From 1999 to 2000, Mr. Lancaster was Business Manager, North and South America, for Schlumberger Holditch-Reservoir Technologies, the petroleum engineering consulting organization formed following Schlumberger’s acquisitions of S.A. Holditch & Associates, Inc. and Intera Petroleum Services. In this role, he was responsible for the business operations of 12 consulting offices throughout North and South America. Mr. Lancaster worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in October 1997. He joined S.A. Holditch & Associates in 1980, and was one of the principals in that well-known petroleum engineering consulting firm. Between 1980 and 1997, Mr. Lancaster held positions ranging from Senior Petroleum Engineer to Senior Vice President — Business Development. In this latter role, he was responsible for marketing and sales, as well as the company’s commercial training business. During most of his tenure at S.A. Holditch & Associates, Inc., Mr. Lancaster was a consulting reservoir engineer with particular emphasis on characterizing and improving production from unconventional natural gas reservoirs. For more than seven years during this time, he was the Project Manager for the Gas Research Institute’s Devonian Shales applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability, natural gas shale reservoirs. He was also the lead reservoir engineer for the Secondary Gas Recovery project sponsored by the Gas Research Institute and the U.S. Department of Energy, looking at ways to improve recovery from compartmentalized natural gas reservoirs in North and South Texas. Mr. Lancaster began his career as a reservoir engineer for Diamond Shamrock Corporation in 1979. Mr. Lancaster received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1979 and 1988, respectively, graduating summa cum laude. He has authored or co-authored more than 50 technical papers and articles, as well as numerous other published reports and industry presentations. He is a member of the Society of Petroleum Engineers, and he served as a charter member and former Vice Chairman of the Texas A&M University Petroleum Engineering Advisory Board. In 2014, Mr. Lancaster was inducted into the Texas A&M University Petroleum Engineering Academy of Distinguished Graduates. Mr. Lancaster is a Licensed Professional Engineer in the State of Texas.

Mr. Craig N. Adams. Mr. Adams joined Matador Resources Company in September 2012 as its Vice President and General Counsel. In July 2013, Mr. Adams became Executive Vice President — Land & Legal. Before joining Matador Resources Company, Mr. Adams was a partner with Baker Botts L.L.P. from March 2001 to September 2012 where he focused his practice on securities, mergers and acquisitions and corporate governance matters. He was a partner with Thompson & Knight L.L.P. from January 1999 to February 2001 and an associate from September 1992 to December 1998. Mr. Adams received a Bachelor of Business Administration degree in finance from Southern Methodist University in 1988 and his law degree in 1992 from Texas Tech University School of Law, where he was a Comment Editor of the Texas Tech Law Review.

Mr. Ryan C. London. Mr. London first worked at Matador Resources Company in the summer of 2004 as a student intern. He joined Matador Resources Company full-time as a Petroleum Engineer in May 2005 and advanced to the positions of Senior Operations Engineer in January 2008 and Asset Manager in March 2012. He was promoted to Vice President and General Manager in March 2013 and to Executive Vice President and General Manager in February 2015. In this position, Mr. London manages the day-to-day activities of our various asset teams. Mr. London received his Bachelor of Science degree in Mechanical Engineering from Texas A&M University in 2002 and his Master of Engineering degree in Petroleum Engineering from Colorado School of Mines in 2005. Mr. London is a member of the Society of Petroleum Engineers and is a Licensed Professional Engineer in the State of Texas. Mr. London has also undertaken additional training through Harvard University’s Executive Education programs, including most recently in the fall of 2014, the General Management Program.

Mr. Van H. Singleton, II. Mr. Singleton joined Matador Resources Company in August 2007 as a Landman and was promoted to Senior Staff Landman in 2009 and then to General Land Manager in 2011. In September 2013, Mr. Singleton became Vice President of Land for the Company, and he was promoted to Executive Vice President of Land in February 2015. Prior to joining Matador, Mr. Singleton founded and was President of VanBrannon and Associates, LLC and Southern Escrow and Title of Mississippi, LLC from 1998 to 2003, which provided full-spectrum land title work and title insurance in Mississippi, Louisiana, Texas and Arkansas. From 2003 until joining Matador in 2007 he served as general manager of his family’s real estate brokerage in Houston, Texas. Mr. Singleton received a Bachelor of Arts degree in Criminal Justice from the University of Mississippi in 2000. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

Mr. Bradley M. Robinson. Mr. Robinson joined Matador Resources Company in August 2003 as one of its founders and has served as our Vice President of Reservoir Engineering since that time. He assumed the additional role of Chief Technology Officer in May 2013. Prior to joining Matador, from 1997 to August 2003, Mr. Robinson held the position of Advisor with Schlumberger Limited’s Data & Consulting Services business unit, which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning, where he was responsible for the development and application of new technologies for well completions and stimulation, provided technical expertise for reservoir management and field development projects, taught basic and advanced industry courses in well completions and stimulation and provided internal training in production engineering and stimulation methods. Mr. Robinson worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in 1997. Mr. Robinson joined Holditch in 1979, and was one of the principals in that well-known petroleum engineering consulting firm. From 1979 to 1982, Mr. Robinson served as Senior Petroleum Engineer and was involved in all aspects of reservoir and production engineering for both conventional and low permeability oil and natural gas fields. From 1982 to 1997, he was Holditch’s Vice President — Production Engineering, where he was responsible for coordination and management of production and completion engineering projects, including development drilling and openhole data acquisition programs, design and supervision of initial well completions and workovers, transient well test design and analysis and hydraulic fracture stimulation design and supervision. His duties also included reserves evaluation and economic analysis of new and existing wells, and his areas of specialization included low permeability natural gas sands, coalbed methane reservoirs and horizontal wells. For approximately 10 years during this time, he served as assistant project manager for the Gas Research Institute’s Tight Gas Sands and Horizontal Gas Wells applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability natural gas reservoirs and horizontal natural gas wells. During his career, he has worked all over the world, including the United States, Canada, Venezuela, Colombia, Mexico, Egypt, the North Sea, Russia and Indonesia, among others. Mr. Robinson began his career in 1977 with Marathon Oil Company, serving as an Associate Production Engineer and later as a Reservoir Engineer in Midland. Mr. Robinson received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1977 and 1986, respectively. He has authored or co-authored more than 30 technical articles appearing in industry and/or technical publications and has made numerous engineering technical presentations. Mr. Robinson is a member of the Society of Petroleum Engineers and is a Licensed Professional Engineer in the State of Texas. He served as Chairman of the Dallas Section of the Society of Petroleum Engineers in 2011 and 2012. He also received the 2013 Engineer of the Year Award presented by the Dallas Section of the Society of Petroleum Engineers and the 2013 Completions Optimization and Technology award presented by the Mid-Continent region of the Society of Petroleum Engineers.

Other Senior Officers

Mr. Billy E. Goodwin. Mr. Goodwin joined Matador Resources Company in July 2010 as Drilling Manager. He was promoted to Vice President of Drilling in September 2013. He was previously with Samson Resources, a company he joined in 2001 to supervise the drilling of underbalanced multilateral horizontal wells. In his roles as Senior Drilling Engineer and Area Drilling Manager for Samson, Mr. Goodwin engineered and managed operations in the Permian Basin, South Texas, East Texas, Mid-Continent and Gulf Coast areas. Mr. Goodwin worked with Conoco, Inc. before joining Samson. He began his career in 1985 in Conoco’s production department before joining the drilling department in 1989. Mr. Goodwin has diverse horizontal operational experience both onshore and offshore, and both domestically and internationally, including in the Middle East, Southeast Asia and South America. Throughout his career, Mr. Goodwin has developed underbalanced drilling, managed pressure drilling and drill-in casing techniques for normal and geo-pressured environments. Mr. Goodwin received a Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is a member of the Society of Petroleum Engineers and the American Association of Drilling Engineers. Mr. Goodwin served in the United States Marine Corps.

Mr. G. Gregg Krug. Mr. Krug joined Matador Resources Company in April 2012 as its Marketing Manager. He was named Vice President of Marketing and Vice President of Longwood Gathering & Disposal Systems, LP in September 2013. He has overall responsibility for Matador’s marketing activities of its oil and natural gas, as well as responsibility for all business aspects for Longwood Gathering & Disposal Systems, LP. Previously, Mr. Krug was with Unit Petroleum Company, an exploration and production company based in Tulsa, Oklahoma, as Marketing Manager, having joined in 2006. He and his staff were responsible for marketing, gas measurement, contract administration and production reporting in their core areas of Oklahoma, the Texas Panhandle, East Texas and Northwestern Louisiana. From 2005 to 2006, Mr. Krug served as Marketing Manager with Matador Resources Company developing our Marketing Department. From 2000 to 2005, Mr. Krug served as Gas Scheduling Supervisor with Samson Resources in Tulsa, Oklahoma where he and his staff were responsible for scheduling natural gas sales as well as procurement of natural gas supply on Samson owned gathering systems. From 1983 to 2000, Mr. Krug served with The Williams Companies in various capacities including in the Kansas Hugoton Field in Ulysses, Kansas and Tulsa, Oklahoma for Williams Natural Gas Pipeline and on the trading floor in Tulsa, Oklahoma for Williams Energy Services Company. Mr. Krug received a Bachelor of Business Administration degree from Oklahoma City University in 1996.

Mr. Trent W. Green. Mr. Green joined Matador Resources Company in connection with the HEYCO Merger in February 2015 as Vice President of Production. Previously, Mr. Green served as Chief Operating

Officer of Harvey E. Yates Company and oversaw all of its oil and natural gas operations, including safety and regulatory compliance. Prior to joining Harvey E. Yates Company in 2012, Mr. Green was Rocky Mountain Division Manager for BOPCO, L.P., a Fort Worth, Texas based company. From 2002 to 2007, Mr. Green served as Division Manager for Pinnacle Technologies, where he expanded its microseismic and tiltmeter mapping business in the Rocky Mountain Region. Mr. Green owned his own oilfield service business from 2000 to 2002. That business provided specialized in-situ reservoir testing services to coalbed methane and shale developers. Mr. Green previously worked for S.A. Holditch & Associates, Inc. and Amerada Hess performing production, reservoir and completion engineering duties throughout North America. He has also taught courses worldwide through NeXT, LLC, an industry training company. Mr. Green received his Bachelor of Science degree in Petroleum Engineering from Montana Tech of the University of Montana in 1989 and his Master of Business Administration from the University of Denver in 2007. He is a registered professional engineer in the State of Colorado.

Ms. Jennifer S. Queen. Ms. Queen joined Matador Resources Company in December 2014 as Vice President of Human Resources and Administration. She most recently served as the firm-wide Director of Recruiting and Development for Baker Botts L.L.P where she managed and oversaw the law firm’s law school and recruitment programs and managed lawyer development, training and evaluation programs. From 1992 to 2014, Ms. Queen worked at McKenna Long & Aldridge, a 500-attorney law firm in Atlanta, Georgia, where she served as the Chief Recruitment and Development Officer prior to her departure. In that role, Ms. Queen led the firm’s recruiting, hiring and professional development efforts. Ms. Queen received her Bachelor of Business Administration degree from the University of Texas at Austin in 1989.

Ms. Sandra K. Fendley. Ms. Fendley joined Matador Resources Company in December 2013 as Vice President and Chief Accounting Officer. She has over 20 years of experience in the utility, oil and natural gas and midstream industries. Ms. Fendley previously served as Controller of J-W Midstream, a subsidiary of J-W Energy Company. Prior to joining J-W Midstream, she held a number of financial roles with Crosstex Energy (now EnLink Midstream), including serving as Director of Financial Accounting, Director of Financial Reporting and Corporate Controller from 2006 until her departure in 2013. She also held numerous and varied accounting roles with TXU (currently Energy Future Holdings) from 1991 to 2006. In her various roles, Ms. Fendley has led the financial accounting group and SEC reporting group for a publicly traded master limited partnership, a crude oil operational accounting group, a financial planning and analysis group and fixed asset accounting, inventory and accounts payable departments. Ms. Fendley received a Bachelor of Business Administration degree in Accounting from Texas A&M University at Commerce in 1991, earned a Master of Business Administration degree from Tarleton State University in 2001 and is a licensed certified public accountant.

Ms. Kathryn L. Wayne. Ms. Wayne was one of the original employees of Matador Resources Company and has served as the Company’s Controller and Treasurer since 2003. She was previously with Matador Petroleum Corporation, joining the company in 1991. Immediately prior to its sale, Ms. Wayne was Senior Revenue Accountant, and her duties included supervision of the revenue accounting staff, management of the revenue distribution process and preparation of monthly accruals and various required regulatory reports. Ms. Wayne began her career with Mobil Oil Corporation, where she held various positions in the gas accounting department. Ms. Wayne received a Bachelor of Arts degree in Accounting from Texas A&M University in 1983. She is recognized by the Council of Petroleum Accountants Societies (COPAS) as an Accredited Petroleum Accountant (APA), having passed all eight parts of the accreditation examination. She is an active member of COPAS and served a three-year term on the COPAS APA Board of Examiners.

PROPOSAL 2 — APPROVAL OF OUR AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

On April 23, 2015, the Board adopted, subject to shareholder approval, the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (the “Amended 2012 Plan”). The Amended 2012 Plan amends, restates and replaces the Matador Resources Company 2012 Long-Term Incentive Plan (the “2012 Plan”) in its entirety, effective upon the receipt of shareholder approval. The 2012 Plan was approved by the Board effective January 1, 2012, and approved by the Company’s shareholders on June 7, 2012.

The Amended 2012 Plan is intended to enable the Company to remain competitive and innovative in its ability to attract, motivate, reward and retain the services of key employees, certain key contractors and non-employee directors. The Amended 2012 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards, which may be granted singly, in combination or in tandem, and which may be paid in cash or shares of the Company’s Common Stock. The Amended 2012 Plan is expected to provide flexibility to the Company’s compensation methods in order to adapt the compensation of employees, contractors and non-employee directors to a changing business environment, after giving due consideration to competitive conditions and the impact of federal tax laws.

As part of the request that shareholders approve the Amended 2012 Plan, we are requesting that our shareholders approve the material terms of the performance goals contained in the Amended 2012 Plan in order to allow certain awards to be potentially eligible for exemption from the $1,000,000 deduction limit imposed by Section 162(m) of the Code, as discussed under “Description of the Amended 2012 Plan — Performance Awards” and “— Performance Goals” below. For purposes of Section 162(m) of the Code, the material terms of the performance goals for awards granted under the Amended 2012 Plan include: (i) the employees eligible to receive compensation; (ii) the description of the business measures on which the performance goals may be based; and (iii) the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed in this proposal, and shareholder approval of this proposal constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements.

The Board has determined that the Amended 2012 Plan is in the best interest of the Company and its shareholders and has recommended that the Company’s shareholders approve the Amended 2012 Plan.

Description of the Amended 2012 Plan

The following is a brief description of the Amended 2012 Plan. A copy of the Amended 2012 Plan is attached as Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the Amended 2012 Plan.

Effective Date and Expiration. The Amended 2012 Plan was adopted by the Board on April 23, 2015 (the “Board Approval Date”), subject to and conditioned upon shareholder approval of the Amended 2012 Plan. The Amended 2012 Plan will become effective on the date of shareholder approval of the Amended 2012 Plan (the “Effective Date”), if the shareholders so approve the Amended 2012 Plan. Unless sooner terminated by the Board, the Amended 2012 Plan will terminate and expire on the tenth anniversary of the Effective Date. No award may be made under the Amended 2012 Plan after the tenth anniversary of the Board Approval Date, but awards made prior thereto may extend beyond that date.

Share Authorization. Subject to certain adjustments, the number of shares that were issuable under the 2012 Plan was 4,000,000 shares, of which 489,338 shares remained available for issuance as of March 31, 2015. Subject to certain adjustments, the number of shares that may be issued pursuant to awards under the Amended 2012 Plan is 8,700,000 total shares of Common Stock, inclusive of the original 4,000,000 shares authorized under the 2012 Plan, and of which 100% may be delivered pursuant to incentive stock options. On April 28, 2015, the last sale price of our Common Stock as reported on the NYSE was $27.39 per share. Subject to certain adjustments, with respect to any participant who is an officer of the Company subject to Section 16 of the Exchange Act, or a “covered employee” as defined in Section 162(m)(3) of the Code, a maximum of 500,000 shares may be granted in any one year in the form of stock options or stock appreciation rights to such participant.

Shares to be issued may be made available from authorized but unissued shares of Common Stock, shares held by the Company in its treasury, or shares purchased by the Company on the open market or otherwise. During the term of the Amended 2012 Plan, the Company will at all times reserve and keep enough shares available to satisfy the requirements of the Amended 2012 Plan. If any shares of Common Stock subject to an award shall not be issued or transferred to a participant and shall cease to be issuable or transferable to a participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such award or for any other reason, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the maximum number of shares reserved under the Amended 2012 Plan and may be used thereafter for additional awards. The following additional parameters shall apply:

(a) To the extent an award under the Amended 2012 Plan is settled or paid in cash, shares subject to such award will not be considered to have been issued and will not be applied against the maximum number of shares of Common Stock reserved under the Amended 2012 Plan.

(b) If an award may be settled in shares of Common Stock or cash, such shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent an award is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such award will again be deemed available for issuance or transfer under the Amended 2012 Plan, and the maximum number of shares of Common Stock that may be issued or transferred under the Amended 2012 Plan shall be reduced only by the number of shares actually issued and transferred to the Participant.

(c) Notwithstanding the foregoing, (i) shares withheld or tendered to pay withholding taxes or the exercise price of an award shall not again be available for the grant of awards under the Amended 2012 Plan, and (ii) the full number of shares subject to a stock option or stock appreciation right granted that are settled by the issuance of shares shall be counted against the shares authorized for issuance under this Amended 2012 Plan, regardless of the number of shares actually issued upon the settlement of such stock option or stock appreciation right.

(d) Any shares repurchased by the Company on the open market using the proceeds from the exercise of an award shall not increase the number of shares available for the future grant of awards.

Administration. The Amended 2012 Plan will be administered by the Board or a committee of the Board (the “Committee”) consisting of two or more members. At any time there is no Committee to administer the Amended 2012 Plan, any reference to the Committee is a reference to the Board. The Committee will determine the persons to whom awards are to be made, determine the type, size and terms of awards, interpret the Amended 2012 Plan, establish and revise rules and regulations relating to the Amended 2012 Plan, establish performance goals for awards and certify the extent of their achievement, and make any other determinations that it believes necessary for the administration of the Amended 2012 Plan. The Committee may delegate certain duties to one or more officers of the Company as provided in the Amended 2012 Plan.

Eligibility. Employees (including any employee who is also a director or an officer), contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the Amended 2012 Plan. As of April 28, 2015, the Company had 136 employees, eight non-employee directors and approximately 15 contractors who would be eligible for awards under the Amended 2012 Plan.

Stock Options. The Committee may grant either incentive stock options (“ISOs”) qualifying under Section 422 of the Code, or nonqualified stock options, provided that only employees of the Company and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. Stock options may not be granted with an option price less than 100% of the fair market value of a share of Common Stock on the date the stock option is granted. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary), the option price shall be at least 110% of the fair market value of a share of Common Stock on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of each option, the times at which each option will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding 10 years.

Recipients of stock options may pay the option price: (i) in cash, check, bank draft or money order payable to the order of the Company; (ii) by delivering to the Company shares of Common Stock (including restricted stock) already owned by the participant having a fair market value equal to the aggregate option price and that the participant has not acquired from the Company within six months prior to the exercise date; (iii) by delivering to the Company or its designated agent an executed irrevocable option exercise form together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to the Company the amount of sale or loan proceeds necessary to pay the purchase price; and (iv) by any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of restricted stock are tendered to pay the option price, a number of shares of Common Stock issued upon the exercise of the stock option equal to the number of shares of restricted stock tendered to pay the option price shall be subject to the same restrictions and provisions as the restricted stock so tendered.

Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (“SARs”) as a stand alone award, or freestanding SARs, or in conjunction with stock options granted under the Amended 2012 Plan, or tandem SARs. SARs entitle a participant to receive an amount, in cash and/or Common Stock, equal to the excess of the fair market value of a share of Common Stock on the date of exercise (or, as provided in the award agreement, conversion) over the fair market value of a share of Common Stock on the date of grant. The grant price of a SAR cannot be less than 100% of the fair market value of a share on the date of grant. The Committee will determine the terms of each SAR at the time of the grant, including, without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of each SAR, the times at which each SAR will be exercisable and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding 10 years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR.

Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares of Common Stock that may not be sold, transferred, pledged, assigned, hypothecated, encumbered or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Committee. Restricted stock units are the right to receive shares of Common Stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include a substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions. The value of the restricted stock units may be paid in shares, cash or a combination of both, as determined by the Committee at the time of grant.

Dividend Equivalent Rights. The Committee is authorized to grant a dividend equivalent right to any participant either as a component of another award or as a separate award, conferring on participants the right to receive credits based on the dividends that would have been paid on a specific number of shares of Common Stock specified in the award agreement if such shares were held by the participant. The terms and conditions of the dividend equivalent right shall be specified by the grant. If a dividend equivalent right is granted as a component of another award, the dividend equivalent right may contain terms and conditions that are different from such other award. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares. Any such reinvestment shall be at the fair market value at the time thereof. A dividend equivalent right may be settled in cash, shares or a combination thereof, in a single payment or in installments.

Performance Awards. The Committee may grant performance awards payable in cash, shares of Common Stock, a combination thereof or other consideration at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the Amended 2012 Plan, and to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. To the extent the Company determines that Section 162(m) of the Code shall apply to a performance award granted under the Amended 2012 Plan, it is the intent of the Company that performance awards constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Further, if complying with Section 162(m) of the Code, no participant may receive performance awards in any calendar year that have an aggregate value of more than $10,000,000, and if such awards involve the issuance of Common Stock, the aggregate value shall be based on the fair market value of such shares on the date of grant of such awards. In certain circumstances, the Committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the amount of any potential awards. However, the Committee may not, in any event, increase the amount of compensation payable to an individual upon the attainment of a performance goal intended to satisfy the requirements of Section 162(m) of the Code. With respect to a performance award that is not intended to satisfy the requirements of Section 162(m) of the Code, if the Committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Performance Goals. Awards of restricted stock, restricted stock units, performance awards and other awards (whether relating to cash or shares of Common Stock) under the Amended 2012 Plan may be made subject to the attainment of performance goals relating to one or more business criteria, which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following criteria (“Performance Criteria”): earnings (either in the aggregate or on a per-share basis); net income; operating income; operating profit; cash flow; shareholder returns, including returns on assets, investment, invested capital and equity (and including income applicable to common shareholders or other class of shareholders); return measures (including return on assets, equity or invested capital); total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period); earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items (EBITDA); adjusted EBITDA (as defined by the Committee); gross revenues; reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect to any one or more subsidiaries or business units thereof; economic value or economic value added; market share or market share added; annual net income to Common Stock; earnings per share or growth in earnings per share; annual cash flow provided by operations; changes in annual revenues; strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, lease operating expenses, G&A expenses, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestures; or goals relating to specific environmental compliance measures and safety and accident rates.

For the Performance Criteria listed above, the Committee may designate whether a particular Performance Criteria is to be measured on a pre-tax basis or post-tax basis. In addition, certain Performance Criteria may be stated in reference to a production volume of measurement such as in per cubic feet equivalents or barrels of oil equivalents (e.g., per Mcfe, MMcfe, Bcfe, BOE, MBOE or MMBOE), including such production volume on a daily basis. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude: (i) extraordinary, unusual and/or non-recurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases; or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles or under a methodology established by the Committee prior to the issuance of an award, which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report. However, to the extent Section 162(m) of the Code is applicable, the Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

Other Awards. The Committee may grant other forms of awards based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee determines that such other form of award is consistent with the purpose and restrictions of the Amended 2012 Plan. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified by the grant.

Vesting, Forfeiture, Assignment. The Committee, in its sole discretion, shall establish the vesting terms applicable to an award, including whether all or any portion will not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, provided that any such vesting terms shall not be inconsistent with the terms of the Amended 2012 Plan. If the Committee imposes conditions upon vesting, then, except as otherwise provided below, subsequent to the date of grant the Committee may, in its sole discretion, accelerate the date on which all or a portion of the award may be vested, provided that any such acceleration must comply with the terms of the Amended 2012 Plan. “Full Value Awards” (i.e., restricted stock or restricted stock units) that constitute performance awards must vest no earlier than one year after the date of grant, and Full Value Awards that are payable upon the completion of future services must vest no earlier than over the three year period commencing on the date of grant. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting or waive any applicable restriction period for such Full Value Awards, provided that the shares of Common Stock subject to such awards shall be Exempt Shares (as defined in the Amended 2012 Plan), unless such acceleration or waiver occurs by reason of the occurrence of a change in control or the participant’s death, disability, or termination of employment or service on or following a change in control. The number of Exempt Shares is limited to 10% of the number of shares available for issuance under the Amended 2012 Plan.

The Committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Awards granted under the Amended 2012 Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit certain transfers of nonqualified stock options or SARs to: (i) the spouse (or former spouse), children or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by Immediate Family Members;

(iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such award is granted must be approved by the Committee and must expressly provide for such transferability and (z) subsequent transfers of transferred awards shall be prohibited except those by will or the laws of descent and distribution.

Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an award, then the Committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event: (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding awards, (iii) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation under the Amended 2012 Plan, (iv) the option price of each outstanding award, (v) the amount, if any, the Company pays for forfeited shares in accordance with the terms of the Amended 2012 Plan and (vi) the number of shares subject to or the exercise price of then outstanding SARs, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise (if applicable) at the same aggregate exercise price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any award shall always be a whole number. Notwithstanding the foregoing, no adjustment shall be made or authorized to the extent that such adjustment would cause the Amended 2012 Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which the Company is subject.

Amendment or Discontinuance of the Amended 2012 Plan. The Board may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend or discontinue the Amended 2012 Plan in whole or in part; provided, however, that: (i) no amendment that requires shareholder approval in order for the Amended 2012 Plan and any awards under the Amended 2012 Plan to continue to comply with Sections 162(m), 421 and 422 of the Code (including any successors to such sections, or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which the Company’s stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of the Company’s shareholders entitled to vote on the amendment; and (ii) unless required by law, no action by the Board regarding amendment or discontinuance of the Amended 2012 Plan may adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding award under the Amended 2012 Plan without the consent of the affected participant.

No Repricing of Stock Options or SARs. The Committee may not “reprice” any stock option or SAR. For purposes of the Amended 2012 Plan, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its exercise price or base price, (ii) canceling a stock option or SAR at a time when its exercise price or base price exceeds the fair market value of a common share in exchange for cash or a stock option, SAR, award of restricted stock or other equity award or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing shall prevent the Committee from (x) making adjustments to awards upon changes in capitalization; (y) exchanging or cancelling awards upon a merger, consolidation or recapitalization or (z) substituting awards for awards granted by other entities, to the extent permitted by the Amended 2012 Plan.

Recoupment for Restatements. The Committee may recoup all or any portion of any shares or cash paid to a participant in connection with an award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Board from time to time.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the Amended 2012 Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, stock appreciation rights, restricted stock units and certain types of restricted stock are subject to Section 409A of the Code.

Incentive Stock Options. A participant will not recognize income at the time an ISO is granted. When a participant exercises an ISO, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were nonqualified stock options. In addition to the foregoing, if the fair market value of the shares received upon exercise of an ISO exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any shares acquired by exercise of an ISO will depend upon whether the participant disposes of his or her shares prior to two years after the date the ISO was granted or one year after the shares were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of shares acquired by exercise of an ISO after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

If the participant disposes of shares acquired by exercise of an ISO prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares is greater than the fair market value of the shares on the exercise date, then the difference between the ISO’s exercise price and the fair market value of the shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares will be treated as capital gain. However, if the price received for shares acquired by exercise of an ISO is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares.

Nonqualified Stock Options. A participant generally will not recognize income at the time a nonqualified stock option is granted. When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the shares of Common Stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for the shares acquired under a nonqualified stock option will be equal to the option price paid for such shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares acquired by exercise of a nonqualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid for in Shares. If a participant pays the option price of a nonqualified stock option with previously-owned shares of Common Stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares to pay the exercise price of a nonqualified stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired on exercise of the ISO, over the aggregate option price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an ISO occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Restricted Stock. A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights. Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Other Awards. In the case of an award of restricted stock units, performance awards, dividend equivalent rights or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding. Any ordinary income realized by a participant upon the exercise of an award under the Amended 2012 Plan is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy federal income tax withholding requirements, the Company will have the right to require that, as a condition to delivery of any shares of Common Stock, the participant remit to the Company an amount sufficient to satisfy the withholding requirements. The participant can make such payment by (i) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising participant to the Company of shares of Common Stock that the participant has not acquired from the Company within six months prior to the date of exercise, vesting or conversion of the award, as applicable, which shares so delivered have an aggregate fair market value that equals or exceeds (to avoid the issuance of fractional shares) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise, vesting or conversion of the award, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii) or (iii) or any other method consented to by the Company in writing. Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Million Dollar Deduction Limit and Other Tax Matters. The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer). This limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation, and only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). To the extent that the Company determines that Section 162(m) of the Code will apply to any awards granted pursuant to the Amended 2012 Plan, the Company intends that such awards will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

If an individual’s rights under the Amended 2012 Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights and (ii) the loss by the Company of a compensation deduction.

New Plan Benefits

The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the Amended 2012 Plan because the grant of awards and terms of such awards are to be determined in the sole discretion of the Committee.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the Amended 2012 Plan. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

The Board of Directors recommends that you vote FOR approval of the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers (as defined below) as described in this Proxy Statement.

As discussed under the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement (“CD&A”), we believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate and retain a high quality workforce. As described in CD&A, the Company’s compensation program for Named Executive Officers is designed to reward, in both the short-term and the long-term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork; individual performance in light of general economic and industry-specific conditions; relationships with shareholders and vendors; the ability to manage and enhance production from our existing assets; the ability to explore new opportunities to increase oil and natural gas production; the ability to identify and acquire additional acreage; the ability to increase year-over-year proved reserves; the ability to control unit production costs; level of job responsibility; industry experience; and general professional growth.

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The above referenced CD&A disclosure appears on pages 42 to 55 of this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Board. However, the Nominating, Compensation and Planning Committee and the independent members of the Board (the “Independent Directors”) will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

During our 2012 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our executive compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual advisory votes on executive compensation. Unless the Board modifies this policy, the next advisory vote on compensation following this vote will be held at our 2016 Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2015, and the Board has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting.

The Audit Committee conducted a competitive process to review the appointment of our independent registered public accounting firm for the year ending December 31, 2014. The process included consideration of audit firms in addition to Grant Thornton LLP (“Grant Thornton”), which was the Company’s independent registered public accounting firm for the year ended December 31, 2013. The decision to evaluate more than one potential audit firm was made in connection with the Audit Committee’s annual review of the independent registered public accounting firm. Upon completion of this process, on April 9, 2014, the Audit Committee appointed KPMG as the Company’s registered public accounting firm for the year ending December 31, 2014.

Grant Thornton’s audit report on the Company’s consolidated financial statements for the year ended December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2013, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Grant Thornton on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company’s consolidated financial statements for the relevant year or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

KPMG’s audit report on the Company’s consolidated financial statements for the year ended December 31, 2014 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2014, and through April 28, 2015, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and KPMG on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to KPMG’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company’s consolidated financial statements for the relevant year or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2013 and through April 9, 2014, the date that the Audit Committee appointed KPMG as the Company’s registered public accounting firm for the year ended December 31, 2014, neither the Company, nor anyone on behalf of the Company, consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by KPMG to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). The Company has been advised by KPMG that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they desire to do so.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2014 and 2013

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for the year ended December 31, 2014, and fees for other services rendered by KPMG during that period:

2014
Audit fees	$879,850
Audit-related fees	—
Tax fees	—
All other fees	—
Total	$879,850

The following table presents fees for professional audit services rendered by Grant Thornton for the audit of the Company’s annual financial statements for the year ended December 31, 2013, and fees for other services rendered by Grant Thornton during that period:

2013
Audit fees	$604,815
Audit-related fees	—
Tax fees	—
All other fees	4,900
Total	$609,715

Services rendered by KPMG or Grant Thornton, as applicable, in connection with the fees presented above were as follows:

Audit Fees

For fiscal year 2014, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in our prospectus related to our 2014 equity offering, and providing the underwriter of such offering with comfort letters on certain information contained, or incorporated by reference, in the prospectus. For fiscal year 2013, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in our prospectus related to our 2013 equity offering, and providing the underwriters of such offering with comfort letters on certain information contained, or incorporated by reference, in the prospectus.

Audit-Related Fees

We did not incur any audit-related fees in 2014 or 2013.

Tax Fees

We did not incur any fees for tax advice, planning and other services in 2014 or 2013.

All Other Fees

We did not incur any other fees in 2014. For fiscal year 2013, all other fees included the use of online research tools provided by Grant Thornton.

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by KPMG up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board has determined that at least one of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investors — Corporate Governance.”

We annually select the Company’s independent registered public accounting firm. If the shareholders do not ratify the appointment of KPMG at the Annual Meeting, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent registered public accounting firm. In this context, management and the independent registered public accounting firm represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2014 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm has also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee, and we discussed with the independent registered public accounting firm that firm’s independence.

Based upon our reviews and discussions with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Audit Committee,

Carlos M. Sepulveda, Jr., Chair

David M. Laney

Steven W. Ohnimus

Michael C. Ryan

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2015. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so. Abstentions will have the effect as a vote cast against the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to compensation for 2014 for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers. This compensation discussion and analysis provides a general description of our compensation program and specific information about its various components.

Named Executive Officers

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table:

•	Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer;

•	Matthew V. Hairford, President;

•	David E. Lancaster, Executive Vice President, Chief Operating Officer and Chief Financial Officer;

•	David F. Nicklin, Executive Director of Exploration; and

•	Ryan C. London, Executive Vice President and General Manager.

Executive Summary

We are an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Our current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. We also operate in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.

2014 Business Highlights

In 2014, our Company delivered record results as our oil and natural gas revenues, total oil production, average daily oil equivalent production and Adjusted EBITDA were the highest in our Company’s history. Our Board has a “pay for performance” philosophy and recognizes the leadership of Mr. Foran and our executive officers in contributing to the Company’s success in 2014. Highlights of our 2014 success are summarized in the table below:

(1)	We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on assets sales and inventory impairment. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see our Annual Report on Form 10-K for the year ended December 31, 2014.

Objectives of Our Compensation Program

Our future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. Our executive compensation program is designed to provide a comprehensive compensation program to meet the following objectives:

•	to be fair to both the executive and the Company;

•	to attract and retain talented and experienced executives with the skills necessary for us to execute our business plan;

•	to provide opportunities to achieve a total compensation level that is competitive with comparable positions at companies with which we may compete for executives;

•	to align the interests of our executive officers with the interests of our shareholders and with the performance of our Company for long-term value creation;

•	to provide financial incentives to our executives to achieve our key corporate and individual objectives;

•	to provide an appropriate mix of fixed and variable pay components to maintain a “pay-for-performance” oriented compensation program;

•	to foster a shared commitment among executives by coordinating their corporate and individual goals;

•	to provide compensation that takes into consideration the education, professional experience and knowledge that is specific to each job and the unique qualities the executive possesses; and

•	to recognize an executive’s commitment and dedication in his job performance and in support of our culture.

What Our Compensation Program Is Designed to Reward

Our compensation program is designed to reward, in both the short-term and the long-term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to increase year-over-year proved reserves, the ability to control unit production costs, level of job responsibility, industry experience and general professional growth.

How We Determined Each Element of 2014 Compensation

The Nominating, Compensation and Planning Committee has engaged Pay Governance LLC as its independent executive compensation advisory firm. The Nominating, Compensation and Planning Committee has assessed the independence of Pay Governance LLC pursuant to applicable SEC and NYSE rules and concluded that Pay Governance LLC’s engagement by the Nominating, Compensation and Planning Committee does not raise any conflict of interest.

For purposes of benchmarking executive compensation, Pay Governance LLC developed a list of recommended peer companies in the oil and natural gas exploration and production sector with comparable revenue size (approximately $90 million to approximately $775 million), market capitalization (less than $1 billion to approximately $3.1 billion) and competitors. These companies and the rationale for their inclusion in our peer group were considered and approved by the Nominating, Compensation and Planning Committee and the Independent Directors. The compensation peer companies are as follows (the “Peer Group”):

Abraxas Petroleum Corporation Approach Resources Inc. Bonanza Creek Energy, Inc. Callon Petroleum Company Carrizo Oil & Gas, Inc. Clayton Williams Energy, Inc. Comstock Resources, Inc.	Contango Oil & Gas Company Goodrich Petroleum Corporation Magnum Hunter Resources Corporation Penn Virginia Corporation Resolute Energy Corporation Rex Energy Corporation Rosetta Resources Inc.

As an overall compensation philosophy for 2014, we increased Named Executive Officer base salaries to meet the objective of having total compensation for the Named Executive Officers in approximately the 50th percentile of the Peer Group.

Elements of Our 2014 Compensation Program and Why We Paid Each Element

For 2014, our management compensation program was comprised of the following five elements:

•	Base Salary. We paid base salary to compensate each executive for his assigned responsibilities, experience, leadership and expected future contribution.

•

Performance-Based Cash Bonus. We adopted the Matador Resources Company Annual Incentive Plan for Management and Key Employees (the “Annual Incentive Plan”) effective January 1, 2012 as part of our management compensation program because we believed this element of compensation (i) helps focus and motivate management to achieve key corporate and individual objectives by rewarding the achievement of these objectives; (ii) helps retain management; (iii) rewards our successes over the prior year; and (iv) is necessary to be competitive from a total remuneration standpoint.

•

Discretionary Bonus. Our Independent Directors have discretionary authority to award executives for particular accomplishments at times and in amounts that the Independent Directors approve, upon the recommendation of the Nominating, Compensation and Planning Committee.

•

Equity Awards. We used stock options and restricted stock as the primary vehicles for (i) linking our long-term performance and increases in shareholder value to the total compensation for our executive officers and (ii) providing competitive compensation to attract and retain our executive officers.

•

Benefits. We offered a variety of health and welfare programs to all eligible employees, including the Named Executive Officers other than Mr. Nicklin. The health and welfare programs were intended to protect employees against catastrophic loss and encourage a healthy lifestyle.

Nominating, Compensation and Planning Committee

The Nominating, Compensation and Planning Committee has the authority, at our expense, to retain and terminate independent third-party compensation consultants and other expert advisors.

In addition, the Nominating, Compensation and Planning Committee confirms at least annually that our incentive pay does not encourage unnecessary risk taking and reviews and discusses the relationship between risk management policies and practices, corporate strategy and senior executive compensation. The Nominating, Compensation and Planning Committee considered, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Several features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While our bonuses are tied to management’s achievements during the previous fiscal year and may encourage the taking of short-term risks at the expense of long-term results, executives’ annual bonuses take into account multiple performance criteria based on the executive’s individual performance and are within the discretion of the Independent Directors. The Nominating, Compensation and Planning Committee believes that our bonus awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Nominating, Compensation and Planning Committee believes that our current equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that stock options and service-based restricted stock typically vest over three or four years.

With regard to all of the Named Executive Officers, the Nominating, Compensation and Planning Committee recommends to the Independent Directors:

•	option guidelines and size of overall grants;

•	option grants and other equity and non-equity related awards; and

•	limitations, restrictions and conditions upon any award as the Nominating, Compensation and Planning Committee deems appropriate and as permitted under the applicable plan.

The Independent Directors are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated under the Exchange Act and Section 162(m) of the Code.

The Nominating, Compensation and Planning Committee annually reviews and makes recommendations to the Independent Directors regarding the matters related to Mr. Foran’s compensation, including corporate goals and objectives applicable to Mr. Foran’s compensation. The Nominating, Compensation and Planning Committee also evaluates Mr. Foran’s performance in light of these established goals and objectives at least annually. Based upon these evaluations, the Nominating, Compensation and Planning Committee makes recommendations to the Independent Directors regarding Mr. Foran’s annual compensation, including salary, bonus and equity and non-equity incentive compensation. The Nominating, Compensation and Planning Committee reviews and recommends to the Independent Directors with regard to Mr. Foran:

•	any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof;

•	any deferred compensation arrangement or retirement plan or benefits; and

•	any benefits and perquisites.

On an annual basis, after consultation with Mr. Foran, the Nominating, Compensation and Planning Committee reviews and makes recommendations to the Independent Directors on the evaluation process and compensation structure for the other Named Executive Officers. After considering the evaluation and recommendations of Mr. Foran, the Nominating, Compensation and Planning Committee evaluates the performance of the other Named Executive Officers and makes recommendations to the Independent Directors regarding the annual compensation of such Named Executive Officers, including salary, bonus and equity and non-equity incentive compensation. The Nominating, Compensation and Planning Committee also takes into account the outcome of the most recent advisory vote from its shareholders when considering executive compensation arrangements.

After considering the recommendations of Mr. Foran with regard to the other Named Executive Officers, the Nominating, Compensation and Planning Committee reviews and recommends to the Independent Directors regarding the other Named Executive Officers:

•	any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof;

•	any deferred compensation arrangement or retirement plan or benefits; and

•	any benefits and perquisites.

In addition, pursuant to its charter, the Nominating, Compensation and Planning Committee reviews and recommends to the Independent Directors any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity-based plans and non-equity based plans.

2014 Base Salary

In early 2014, based on the recommendations of Mr. Foran (other than with regard to his base salary), the Nominating, Compensation and Planning Committee recommended and the Independent Directors approved the following 2014 base salaries for our Named Executive Officers:

Executive Officer	2014 Base Salary
Joseph Wm. Foran	$750,000
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	$450,000
President

David E. Lancaster	$400,000
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Ryan C. London	$375,000
Executive Vice President and General Manager

Although Mr. Nicklin was retained officially as an independent contractor, he served as our Executive Director of Exploration until March 31, 2015 and was included and treated as a Named Executive Officer for 2014. Mr. Nicklin retired in 2000 as the Chief Geologist for ARCO and desired to maintain a measure of independence and flexibility in his schedule. Under this independent contractor arrangement, we were able to obtain the benefit of his experience and expertise. Based on the recommendation of Mr. Foran, the Nominating, Compensation and Planning Committee and Independent Directors decided that, for 2014, Mr. Nicklin’s base rate would be $2,000 per day of which $250 would be deferred until the end of his independent contractor agreement, provided that Mr. Nicklin’s engagement continued until that point. Mr. Nicklin’s agreement was amended effective August 2014, at which point he was paid the deferred amount.

The base salaries of the Named Executive Officers were set at the 50th percentile of base compensation levels of the Peer Group based on compensation set forth in the Peer Group’s 2013 proxy statements.

2014 Annual Incentive Compensation

Effective January 1, 2012, we adopted the Annual Incentive Plan, pursuant to which we may award Named Executive Officers annual incentive compensation cash awards based on certain terms and conditions established by the Board. We set annual performance criteria each year for the Named Executive Officers based on the performance criteria that are set forth in the Annual Incentive Plan (each, an “Annual Incentive Program”). Such criteria include financial, operational and strategic performance goals for the Company, Company performance measures and Company performance relative to peers. These performance criteria have corresponding performance payment amounts that serve as guidelines for actual amounts to be paid based on the achievement of such performance criteria by each Named Executive Officer.

In addition to the annual performance criteria, in order to give the Nominating, Compensation and Planning Committee and the Independent Directors flexibility, the Nominating, Compensation and Planning Committee

has the discretion to make recommendations to the Independent Directors and the Independent Directors have the discretion to decide after the completion of each year to decrease the amount of the payments relating to the corresponding performance criteria or to increase the amount of the payments to the Named Executive Officers. Any increase could be in response to unforeseen circumstances when the performance criteria were set. Any such increase could be or not be based on the list of performance criteria set forth in the Annual Incentive Program and could be made irrespective of whether any payments were made based upon the performance criteria.

For 2014, the Chair of the Nominating, Compensation and Planning Committee met with Pay Governance LLC and management to determine potential criteria for the 2014 Annual Incentive Program (the “2014 Incentive Program”). Based on these meetings, the Chair proposed certain preliminary performance criteria metrics for consideration by the Nominating, Compensation and Planning Committee. The Nominating, Compensation and Planning Committee then met with Pay Governance and management to review the proposed criteria. As a result of these meetings, the Nominating, Compensation and Planning Committee recommended and the Independent Directors determined to use the following performance criteria as guidelines:

•	Adjusted EBITDA(1) growth for 2014 as compared to 2013;

•	reserves growth(2) for 2014 as compared to 2013;

•	increase in stock price for 2014 as compared to 2013; and

•	increase in oil production for 2014 as compared to 2013.

The Nominating, Compensation and Planning Committee and the Independent Directors determined that these four criteria were general measures of our performance and were the key criteria on which management should focus during 2014. The Independent Directors established the threshold levels of the performance criteria as representing an achievable increase over 2013, the target levels as representing a considerable but reasonable increase over 2013 and the maximum levels as representing an exceptional increase over 2013. Since the actual payments to be made under the 2014 Incentive Program were discretionary with the Independent Directors, there was no weighting among the performance criteria. Below are the threshold, target and maximum performance criteria set for 2014, as well as the Company’s actual results.

2014 Incentive Program Metrics

Performance Metric	2013 Baseline	Threshold	Target	Maximum	2014 Actual
Adjusted EBITDA (1)	$191.8 million	$235 million	$250 million	$270 million	$262.9 million
Reserves Growth	$655 million	$800 million	$855 million	$900 million	$974 million(2)
Stock Price/Share	$18.64	$22.00	$26.00	$30.00	$20.23
Oil Production	2.1 million Bbl	2.8 million Bbl	3.0 million Bbl	3.2 million Bbl	3.3 million Bbl

(1)	We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on assets sales and inventory impairment. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	This amount differs from the actual value of the Company’s estimated proved reserves at December 31, 2014 due to commodity prices at December 31, 2013 being held constant at $3.67 per MMBtu for natural gas and $93.42 per Bbl for oil, solely for purposes of this 2014 Incentive Program calculation.

In making recommendations regarding the potential payment guidelines under the 2014 Incentive Program, Pay Governance LLC made recommendations regarding the target payment guidelines. The Nominating, Compensation and Planning Committee reviewed the Pay Governance LLC recommendations regarding target payment guidelines as well as the recommendations of management regarding the threshold, target and maximum payment guidelines. Based on the review of the Pay Governance recommendations and the management recommendations, which took into account the differing responsibilities of each Named Executive Officer by the Nominating, Compensation and Planning Committee and the Independent Directors, the threshold, target and maximum payment guidelines set forth below were adopted.

Participant	Threshold Annual Incentive Opportunity as % of 2014 Base Salary	Target Annual Incentive Opportunity as % of 2014 Base Salary	Maximum Annual Incentive Opportunity as % of 2014 Base Salary
Joseph Wm. Foran	40%	75%	200%
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	35%	70%	150%
President

David E. Lancaster	35%	65%	120%
Executive Vice President, Chief Operating Officer and Chief Financial Officer

David F. Nicklin (1)	30%	50%	100%
Executive Director of Exploration

Ryan C. London	25%	45%	75%
Executive Vice President and General Manager

(1)	The target annual incentive opportunity, expressed in dollars, assumes that Mr. Nicklin works 200 days per year at the daily rate of $1,750 per day.

Pursuant to the 2014 Incentive Program, the amount of any annual award could have been greater or less than the payment opportunity based on the performance criteria guidelines so long as the annual award did not exceed 200% of the Named Executive Officer’s annual base salary.

In December 2014, after reviewing the Company’s 2014 expected results compared to the financial and operational metrics set forth above, the Nominating, Compensation and Planning Committee concluded that the Company would exceed the maximum performance metrics for oil production and reserves growth and the target performance metric for Adjusted EBITDA.

With regard to each Named Executive Officer, after taking into account the performance criteria guidelines, the Company’s 2014 results and other information with regard to such Named Executive Officer, the Nominating, Compensation and Planning Committee recommended to the Independent Directors that the Named Executive Officers be paid annual cash awards as set forth below, and the Independent Directors approved such annual cash awards. The Independent Directors exercised their discretion in awarding the amounts of annual cash awards under the 2014 Incentive Program set forth below. Since the actual payments to be made under the 2014 Incentive Program were discretionary with the Independent Directors, there was no formulaic calculation nor weighting among the performance criteria by the Independent Directors. All awards made pursuant to the 2014 Incentive Program were cash awards and were paid to the Named Executive Officers in the first quarter of 2015.

Executive Officer	2014 Incentive Program Compensation	% of 2014 Base Salary
Joseph Wm. Foran	$550,000	73.3%
Chairman of the Board and President

Matthew V. Hairford	$300,000	66.7%
President

David E. Lancaster	$250,000	62.5%
Executive Vice President, Chief Operating Officer and Chief Financial Officer

David F. Nicklin	$250,000	71.4	%(1)
Executive Director of Exploration

Ryan C. London	$250,000	66.7%
Executive Vice President and General Manager

(1)	The value assumes that Mr. Nicklin works 200 days per year at the daily rate of $1,750 per day.

Discretionary Bonuses

Our Independent Directors have discretionary authority to award executives for particular accomplishments at times and in amounts that the Independent Directors approve, upon the recommendation of the Nominating, Compensation and Planning Committee. In June 2014, the Nominating, Compensation and Planning Committee recommended, and the Board approved, discretionary bonuses to certain of our Named Executive Officers in recognition of each officer’s efforts in connection with the Company’s 2014 public equity offering.

2014 Long-Term Incentive Compensation

Effective January 1, 2012, the Board adopted the 2012 Long-Term Incentive Plan (the “2012 Plan”). This plan permits the granting of long-term equity and cash incentive awards, including the following:

•	stock options;

•	stock appreciation rights;

•	restricted stock (service-based and performance-based);

•	restricted stock units (service-based and performance-based);

•	performance shares;

•	performance units;

•	stock grants; and

•	performance cash awards.

After receiving recommendations from the Nominating, Compensation and Planning Committee, the Independent Directors administer the 2012 Plan. For 2014, the Nominating, Compensation and Planning Committee met with Pay Governance LLC and management regarding the appropriate types and amounts of equity grants based on differing levels of responsibility of the Named Executive Officers and made recommendations to the Independent Directors.

As a result of our 2013 performance, in February 2014, the Nominating, Compensation and Planning Committee recommended, and the Independent Directors awarded, one-time equity grants of stock options and/or restricted stock to our Named Executive Officers in addition to the cash awards under the 2013 Incentive Program and in addition to the traditional annual equity awards to the Named Executive Officers that were granted in March 2014. The Nominating, Compensation and Planning Committee and Independent Directors determined to make such awards in lieu of higher 2013 Incentive Program awards and believe such awards will serve to further align our Named Executive Officers’ long-term interests with the interests of our shareholders.

The February 2014 stock options have a five-year term, vest 50% on the second and 50% on the fourth anniversaries of the grant date if the Named Executive Officer is still employed by us on the vesting dates, and have an exercise price of $19.71 per share. The February 2014 restricted stock vests 50% on the second and 50% on the fourth anniversaries of the grant date if the Named Executive Officer is still employed by us on the vesting dates. During the restricted period prior to vesting of the restricted stock, the Named Executive Officer will be eligible to receive dividends on and vote the restricted stock.

In March 2014, the Nominating, Compensation and Planning Committee granted the annual equity awards of non-qualified stock options and/or restricted stock to each Named Executive Officer. The stock options and restricted stock were granted in order to facilitate retention of our Named Executive Officers and provide a reward for positive future results. The March 2014 stock options have a five-year term, vest 50% on the second and 50% on the fourth anniversaries of the grant date if the Named Executive Officer is still employed by us on the vesting dates, and have an exercise price of $23.40 per share. The March 2014 restricted stock awards vest 50% on the second and 50% on the fourth anniversaries of the grant date if the Named Executive Officer is still employed by us on the vesting dates. During the restricted period prior to vesting of the restricted stock, the Named Executive Officer will be eligible to receive dividends on and vote the restricted stock.

The approximate value of the 2014 equity grants as a percentage of 2014 base salary and the number of shares underlying each grant are set forth in the table below:

Participant	% of 2014 Base Salary		Stock Options	Restricted Stock
Joseph Wm. Foran	163%		88,670	17,094
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	149%		51,228	8,306
President

David E. Lancaster	148%		28,978	14,489
Executive Vice President, Chief Operating Officer and Chief Financial Officer

David F. Nicklin	109	%(1)	18,696	9,348
Executive Director of Exploration

Ryan C. London	152%		—	25,106
Executive Vice President and General Manager

(1)	The value assumes that Mr. Nicklin works 200 days per year at the daily rate of $1,750 per day.

Benefits

We offer a variety of health and welfare programs to all eligible employees, including the Named Executive Officers other than Mr. Nicklin. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for all full time employees, including the Named Executive Officers, other than Mr. Nicklin, in which we contribute 3% of the employee’s base salary and have the discretion to contribute up to an additional 4% of the employee’s base salary as a dollar-for-dollar match of his or her elective deferral contributions. The discretionary dollar-for-dollar match is subject to vesting based upon years of service to the Company. In addition, we provide long-term care insurance for certain of our executive officers.

How Elements of Our Compensation Program Are Related to Each Other

We view the various components of compensation as related but distinct with generally a significant portion of total compensation reflecting “pay for performance.” We do not have any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation or between cash or non-cash compensation.

Accounting and Tax Considerations

Under Section 162(m) of the Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based. However, due to the transition rules of Section 162(m), the $1.0 million deduction limit has not applied to us and generally is not intended to apply to us until the first meeting of our shareholders that occurs after the close of the third calendar year following our initial public offering, which occurred in February 2012. If the Amended 2012 Plan is approved by the shareholders at the Annual Meeting, Section 162(m) of the Code will apply to awards granted under the Amended 2012 Plan.

Termination of Employment Arrangements and Independent Contractor Agreement

Employment Agreements and Independent Contractor Agreement

As described under “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster and an independent contractor agreement with Mr. Nicklin and his consulting company. In March 2014, we entered into an employment agreement with Mr. London in substantially the same form as that of Messrs. Foran, Hairford and Lancaster. The principal difference in Mr. London’s employment agreement as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. London’s agreement does not include a “modified single trigger” that would have allowed him to receive a “change in control” payment if he terminated his agreement without “good reason” within 30 days prior to or 12 months after a change in control.

Under the employment agreements, if one of the following occurs:

•	the Named Executive Officer dies;

•	the Named Executive Officer is totally disabled;

•	we mutually agree to end the employment agreement;

•	we dissolve and liquidate; or

•	the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual bonus, which includes non-equity incentive compensation, for the prior two years pro-rated based on the number of complete or partial months completed during the year of termination.

Also, under the employment agreements, if one of the following occurs:

•	the Named Executive Officer is terminated other than (i) as set forth above, (ii) by us for just cause, or (iii) in connection with a “change in control” as described below; or

•	the Named Executive Officer terminates his employment for “good reason,”

if the Named Executive Officer is Mr. Foran, we will pay him twice his base salary and twice the average of his annual bonus for the prior two years; if the Named Executive Officer is Messrs. Hairford, Lancaster or London we will pay him 1.5 times his base salary and 1.5 times the average of his annual bonus for the prior two years.

Finally, under the employment agreements of Messrs. Foran, Hairford and Lancaster, upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate a Named Executive Officer without just cause or the Named Executive Officer terminates his employment with or without “good reason,” we will pay him three times his base salary and three times the average of his annual bonus for the prior two years. These agreements were entered into prior to our initial public offering. At that time, we believed a “single trigger” or “modified single trigger” was appropriate given the Company’s size, early stage of development and strong growth aspirations. The agreement entered into with Mr. London in March 2014, however, includes a “double trigger” such that upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate him without just cause or he terminates his employment with “good reason,” we will make the same required payments. In addition, if Messrs. Foran, Hairford, Lancaster or London are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

“Change in control” is defined under Section 409A of the Code as follows:

•

a change in ownership of the Company occurs on the date that, except in certain situations, results in someone acquiring more than 50% of the total fair market value or voting power of the Company’s stock;

•	a change in effective control of the Company occurs on one of the following dates:

•

the date that a person acquires (or has acquired in a 12 month period) ownership of 30% or more of the Company’s total voting power; however, if a person already owns at least 30% of the Company’s total voting power, the acquisition of additional control does not constitute a change in control; or

•	the date during a 12 month period where a majority of the Company’s Board is replaced by directors whose appointment or election was not endorsed by a majority of the Board; or

•

a change in the ownership of a substantial portion of the Company’s assets occurs on the date a person acquires (or has acquired in a 12 month period) assets of the Company having a total gross market value of at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition.

For purposes of the employment agreements, “good reason” means:

•

the assignment of duties inconsistent with the title of the Named Executive Officer or his current office or a material diminution of the Named Executive Officer’s current authority, duties or responsibilities;

•	a diminution of the Named Executive Officer’s base salary or a material breach of the employment agreement by the Company; or

•

the relocation of the Company’s principal executive offices more than 30 miles from the Company’s present principal executive offices or the transfer of the Named Executive Officer to a place other than the Company’s principal executive offices; and

•	the action causing the “good reason” is not cured within the applicable cure period.

For purposes of the employment agreements, “just cause” means:

•	the Named Executive Officer’s continued and material failure to perform the duties of his employment consistent with his position other than due to disability;

•	the Named Executive Officer’s failure to perform his material obligations under the employment agreement other than due to disability;

•	the Named Executive Officer’s material breach of the Company’s written policies concerning discrimination, harassment or securities trading;

•	the Named Executive Officer’s refusal or failure to follow lawful directives of the Board and any supervisors other than due to disability;

•	the Named Executive Officer’s commission of fraud, theft or embezzlement;

•	the Named Executive Officer’s conviction or indictment of a felony or other crime involving moral turpitude; or

•	the Named Executive Officer’s intentional breach of fiduciary duty; and

•	the action causing the “just cause” is not cured within the applicable cure period, if any.

On February 26, 2015, we entered into an amendment to Mr. Nicklin’s independent contractor agreement pursuant to which the term of the agreement was extended to March 31, 2015 with automatic monthly extensions thereafter unless either party elected to terminate the agreement upon notice provided not less than fifteen days before the end of the then-current month. In addition, the daily rate paid to Mr. Nicklin was increased to $2,000 per full business day worked, retroactive to August 15, 2014. Mr. Nicklin retired from his position as Executive Director of Exploration effective March 31, 2015 and is no longer an executive officer, but continues to serve the Company as a consultant and special advisor to the Board. Under Mr. Nicklin’s independent contractor agreement, if one of the following were to occur:

•	he died;

•	he became totally disabled;

•	we mutually agreed to end the independent contractor agreement;

•	we dissolved and liquidated; or

•	the term of the independent contractor agreement ended,

we would have been required to pay his consulting company (i) the average of the annual bonus paid to the consulting company for the prior two years pro-rated based on the number of complete or partial months completed during the year of termination and (ii) all accrued and vested compensation under our incentive plans. In addition, if Mr. Nicklin died or became totally disabled during the initial three-year term of the independent contractor agreement, his consulting company was to be paid $250 per day that Mr. Nicklin consulted for us during the term of the independent contractor agreement.

Also, under the independent contractor agreement, if one of the following occurred:

•	the independent contractor agreement was terminated by us for a reason other than as set forth above or in connection with a “change in control” as described below; or

•	he terminated the independent contractor agreement for “good reason” (as described in connection with the employment agreements set forth above),

we would have been required to pay an amount equal to $1,000 per full business day that Mr. Nicklin consulted for us during the prior twelve months of the term of the independent contractor agreement plus accrued and vested compensation under our equity plans.

Finally, under the independent contractor agreement, upon a “change in control” (as described in connection with the employment agreements set forth above) and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminated Mr. Nicklin’s independent contractor arrangement without “just cause” (as described in connection with the employment agreements set forth above) or Mr. Nicklin terminated his independent contractor agreement with or without “good reason” (as described in connection with the employment agreements set forth above), we would have been required to pay an amount equal to two times the aggregate amount paid based on the daily rate during the prior twelve months plus accrued and vested compensation under our equity plans.

Equity Plans

The 2003 Stock and Incentive Plan (the “2003 Plan”) provides that all awards automatically vest upon a “change in control.” For equity grants under the 2012 Plan, vesting upon a “change in control” for Messrs. Foran, Hairford and Lancaster mirrors the terms of their employment agreements. For Mr. Nicklin, and for Mr. London with respect to equity grants made prior to March 2014, for equity grants under the 2012 Plan, vesting occurs if within 12 months after a “change in control” the Named Executive Officer is terminated without “just cause” (as defined above) or terminates his employment with “good reason” (as defined above other than with respect to relocation). For Mr. London, with respect to equity grants made in March 2014 or later under the 2012 Plan, vesting upon a “change in control” mirrors the terms of his employment agreement.

For the 2003 Plan, see the definition of “change in control” below in the section “— Potential Payments upon Termination or Change in Control.”

The “change in control” provisions in the employment agreements, independent contractor agreement and the equity grants under the 2012 Plan and the 2003 Plan help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•	incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

•	assurance of severance payments for terminated Named Executive Officers; and

•	access to equity compensation after a change in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the following officers and designated amounts:

•	Chairman and Chief Executive Officer — shares equal to five times base salary;

•	President — shares equal to five times base salary;

•	Executive Vice Presidents — shares equal to two and 1/2 times base salary; and

•	Vice Presidents and Executive Directors — shares equal to one and 1/2 times base salary.

Each of the foregoing officers has five years from the later of the date of the closing of our initial public offering and the fifth anniversary of his or her appointment as an officer of the Company in which to achieve the stock ownership position. Shares that will count toward the stock ownership guidelines include time-lapse restricted stock that are still restricted and any shares held in trust by the officer or his immediate family over which he has direct beneficial ownership interest. Shares that will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights and performance-based awards for which the performance requirements have not been satisfied. Messrs. Foran, Hairford, Lancaster, Nicklin and London each own shares in excess of the minimum requirement set forth in the stock ownership guidelines.

At its July 2013 meeting, the Corporate Governance Committee recommended, and the Board subsequently adopted, a revised insider trading policy that prohibits hedging of the Company’s securities by directors, officers or employees. The revised insider trading policy also restricts directors and executive officers from pledging more than 25% of his or her holdings of the Company’s stock without the prior written consent of the Corporate Governance Committee.

Nominating, Compensation and Planning Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Nominating, Compensation and Planning Committee

David M. Laney, Chair

Reynald A. Baribault

Michael C. Ryan

Margaret B. Shannon

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Messrs. Foran, Hairford, Lancaster, Nicklin and London for 2014, 2013 and 2012. This table and the accompanying narrative should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

Name and Principal Position	Year		Salary		Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Joseph Wm. Foran	2014		$750,000		$125,000	(4)	$400,000	$822,159	$550,000	$21,558	(5)	$2,668,717
Chairman of the Board and Chief Executive Officer	2013		$600,000		$—		$328,400	$652,750	$600,000	$19,818	(6)	$2,200,968
	2012		$550,000		$—		$475,834	$455,581	$330,000	$18,471	(7)	$1,829,886

Matthew V. Hairford	2014		$450,000		$50,000	(4)	$184,999	$485,101	$300,000	$20,205	(8)	$1,490,305
President	2013		$330,000		$—		$205,250	$438,275	$250,000	$18,826	(9)	$1,242,351
	2012		$300,000		$—		$192,806	$184,600	$200,000	$17,500	(10)	$894,906

David E. Lancaster	2014		$400,000		$50,000	(4)	$325,002	$267,201	$250,000	$20,179	(11)	$1,312,382
Executive Vice President, Chief Operating Officer and Chief Financial Officer	2013		$375,000		$—		$246,300	$466,250	$225,000	$17,850	(10)	$1,330,400
	2012		$340,000		$—		$252,131	$241,400	$200,000	$17,500	(10)	$1,051,031

David F. Nicklin	2014		$459,000	(12)	$200,000	(13)	$209,382	$172,143	$250,000	—		$1,290,525
Executive Director	2013		$415,625	(14)	$—		$123,150	$149,200	$200,000	$—		$887,975
of Exploration	2012		$402,500	(14)	$—		$181,687	$173,950	$150,000	$—		$908,137

Ryan C. London	2014		$375,000		$85,000	(15)	$568,758	$—	$250,000	$20,149	(16)	$1,298,907
Executive Vice President and	2013		$260,000		$—		$159,510	$143,520	$180,000	$18,530	(17)	$761,560
General Manager	2012	(18)	$—		$—		$—	$—	$—	$—		$—

(1)	Reflects the grant date fair value of service-based restricted stock and performance-based restricted stock and restricted stock units computed in accordance with FASB ASC Topic 718. The grant date fair value of the performance-based awards granted in 2012 was estimated based on the most likely outcome of the performance-based awards as determined using the Monte Carlo method. This is the amount that will be expensed for these awards, regardless of the actual number of shares of Common Stock ultimately issued to the recipients of the awards, provided that the requisite service is furnished.
(2)	Reflects the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Our policy and assumptions made in the valuation of the stock options are contained in Note 2 and Note 8 of the audited financial statements included in our Annual Report on 10-K for the year ended December 31, 2014.
(3)	Represents awards pursuant to the 2014, 2013 and 2012 Incentive Programs, respectively.
(4)	Reflects ad hoc discretionary bonuses awarded following the Company’s 2014 public equity offering.
(5)	Consists of $18,200 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits,” $2,447 in premiums reimbursed to Mr. Foran for a disability policy covering Mr. Foran and $911 in long-term care insurance premiums.
(6)	Consists of $17,850 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits,” $1,318 in premiums reimbursed to Mr. Foran for a disability policy covering Mr. Foran and $650 in long-term care insurance premiums.
(7)	Consists of $17,500 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $971 in premiums reimbursed to Mr. Foran for a disability policy covering Mr. Foran.
(8)	Consists of $18,200 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $2,005 in long-term care insurance premiums.
(9)	Consists of $17,850 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $976 in long-term care insurance premiums.
(10)	Consists of 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits.”
(11)	Consists of $18,200 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $1,979 in long-term care insurance premiums.
(12)	Based on the aggregate amount of payments made to Mr. Nicklin under his independent contractor agreement as determined by his base rate of $1,750 per day from January 1, 2014 through August 14, 2014 and $2,000 per day from August 15, 2014 through December 31, 2014.
(13)	Reflects $25,000 ad hoc discretionary bonus awarded following the Company’s 2014 public equity offering and one-time bonus of $175,000, or $250 per day that Mr. Nicklin consulted for us during his initial thirty-six month term.
(14)	Based on the aggregate amount of payments made to Mr. Nicklin under his independent contractor agreement as determined by his base rate of $1,750 per day.
(15)	Reflects retention payment made pursuant to an agreement entered into prior to Mr. London becoming an executive officer.
(16)	Consists of $18,200 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $1,949 in long-term care insurance premiums.
(17)	Consists of $17,850 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $680 in long-term care insurance premiums.
(18)	Mr. London was not a Named Executive Officer in 2012.

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding non-equity awards granted by the Company pursuant to the 2014 Incentive Program and stock and option awards granted by the Company pursuant to the 2012 Plan during the year ended December 31, 2014 to the Named Executive Officers below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(# shares)	(# shares)	($/share)	($)
Joseph Wm. Foran	2/11/2014	—	—	—	—	20,294	19.71	164,382
	3/7/2014	300,000	562,500	1,500,000	—	68,376	23.40	657,777
	3/7/2014	—	—	—	17,094	—	—	400,000
Matthew V. Hairford	2/11/2014	—	—	—	—	5,074	19.71	41,099
	2/11/2014	—	—	—	2,537	—	—	50,004
	3/7/2014	157,500	315,000	675,000	—	46,154	23.40	444,001
	3/7/2014	—	—	—	5,769	—	—	134,995
David E. Lancaster	2/11/2014	—	—	—	—	7,610	19.71	61,641
	2/11/2014	—	—	—	3,805	—	—	74,997
	3/7/2014	140,000	260,000	480,000	—	21,368	23.40	205,560
	3/7/2014	—	—	—	10,684	—	—	250,006
David F. Nicklin	2/11/2014	—	—	—	—	5,074	19.71	41,099
	2/11/2014	—	—	—	2,537	—	—	50,004
	3/7/2014	105,000	175,000	350,000	—	13,622	23.40	131,044
	3/7/2014	—	—	—	6,811	—	—	159,377
Ryan C. London	2/11/2014	—	—	—	5,074	—	—	100,009
	3/7/2014	93,750	168,750	281,250	20,032	—	—	468,749

(1)	See “— Compensation Discussion and Analysis — 2014 Annual Incentive Compensation” and “— Summary Compensation Table — Non-Equity Incentive Plan Compensation” regarding the actual payments made to the Named Executive Officers pursuant to the 2014 Incentive Program.
(2)	The term of such option awards is five years.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

On August 9, 2011, we entered into employment agreements with Messrs. Foran, Lancaster and Hairford and an independent contractor agreement with Mr. Nicklin. On March 13, 2014, we entered into an employment agreement with Mr. London. The principal difference in Mr. London’s employment agreement as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. London’s agreement does not include a “modified single trigger” that would have allowed him to receive a “change in control” payment if he terminated his agreement without “good reason” within 30 days prior to or 12 months after a change in control.

Mr. Foran. His employment agreement extends for a twenty-four month term which automatically renews each month for an additional month unless either the Company or Mr. Foran gives written notice that the term will no longer be extended. For 2014, his base salary was $750,000. Effective January 1, 2015, his base salary is $800,000, and he is eligible to participate in the 2015 Incentive Program and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Foran upon termination of his employment and/or a “change in control.”

Mr. Hairford. His employment agreement extends for an eighteen month term which automatically renews each month for an additional month unless either the Company or Mr. Hairford gives written notice that the term will no longer be extended. For 2014, his base salary was $450,000. Effective January 1, 2015, his base salary is $500,000, and he is eligible to participate in the 2015 Incentive Program and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Hairford upon termination of his employment and/or a “change in control.”

Mr. Lancaster. His employment agreement extends for an eighteen month term which automatically renews each month for an additional month unless either the Company or Mr. Lancaster gives written notice that the term will no longer be extended. For 2014, his base salary was $400,000. Effective January 1, 2015, his base salary is $425,000, and he is eligible to participate in the 2015 Incentive Program and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Lancaster upon termination of his employment and/or a “change in control.”

Mr. Nicklin. His independent contractor agreement extended for a thirty-six month term that expired in August 2014. For 2014, the daily rate was $1,750 per day that Mr. Nicklin consulted for us through August 14, 2014 and $2,000 per day from August 15, 2014 through December 31, 2014. Because the independent contractor agreement remained in effect until the end of the thirty-six month term expiring in August 2014, pursuant to the agreement we paid Mr. Nicklin an additional one time bonus of $175,000, or $250 per day that he consulted for us during the initial thirty-six month term of the agreement. Mr. Nicklin was paid at a rate of $2,000 per day in 2015 up until his retirement as our Executive Director of Exploration on March 31, 2015. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Nicklin’s consulting company upon termination of the independent contractor agreement and/or a “change in control.”

Mr. London. His employment agreement extends for an eighteen month term which automatically renews each month for an additional month unless either the Company or Mr. London gives written notice that the term will no longer be extended. For 2014, his base salary was $375,000. Effective January 1, 2015, his base salary is $425,000, and he is eligible to participate in the 2015 Incentive Program and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. London upon termination of his employment and/or a “change in control.”

Non-Equity Incentive Plan Compensation. See “— Compensation Discussion and Analysis — 2014 Annual Incentive Compensation” regarding the 2014 Incentive Program compensation goals, threshold, target and maximum potential payments and actual payments.

Long-Term Incentive Compensation. See “— Compensation Discussion and Analysis — 2014 Long-Term Incentive Compensation” regarding 2014 long-term incentive compensation.

General. Base salary and the amount of cash bonuses, including non-equity awards granted by the Company pursuant to the 2014 Incentive Program, paid for 2014 represented from approximately 53% to approximately 70% of the Named Executive Officers’ total compensation as represented in the Summary Compensation Table with the percentages being as follows: Mr. Foran — 53.4%; Mr. Hairford — 53.7%; Mr. Lancaster — 53.3%; Mr. Nicklin — 70.4%; and Mr. London — 54.7%.

Outstanding Equity Awards at December 31, 2014

The following table summarizes the total outstanding option awards at December 31, 2014 for each Named Executive Officer:

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Joseph Wm. Foran	40,104	40,104	$10.49	4/15/17
	—	175,000	$8.21	3/7/18
	—	20,294	$19.71	2/10/19
	—	68,376	$23.40	3/6/19

Matthew V. Hairford	10,000	—	$9.00	2/21/20
	16,250	16,250	$10.49	4/15/17
	—	117,500	$8.21	3/7/18
	—	5,074	$19.71	2/10/19
	—	46,154	$23.40	3/6/19

David E. Lancaster	15,000	—	$9.00	2/21/20
	21,250	21,250	$10.49	4/15/17
	—	125,000	$8.21	3/7/18
	—	7,610	$19.71	2/10/19
	—	21,368	$23.40	3/6/19

David F. Nicklin	10,000	—	$9.00	2/21/20
	15,312	15,313	$10.49	4/15/17
	—	40,000	$8.21	3/7/18
	—	5,074	$19.71	2/10/19
	—	13,622	$23.40	3/6/19

Ryan C. London	10,000	—	$9.00	2/21/20
	9,375	9,375	$10.49	4/15/17
	—	39,000	$8.18	3/11/18

The following table provides the vesting dates at December 31, 2014 for unvested stock options:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	David F. Nicklin	Ryan C. London
3/8/15	87,500	58,750	62,500	20,000	—
3/12/15	—	—	—	—	19,500
2/11/16	10,147	2,537	3,805	2,537	—
3/7/16	34,188	23,077	10,684	6,811	—
4/16/16	40,104	16,250	21,250	15,313	9,375
3/8/17	87,500	58,750	62,500	20,000	—
3/12/17	—	—	—	—	19,500
2/11/18	10,147	2,537	3,805	2,537	—
3/7/18	34,188	23,077	10,684	6,811	—

Total Unvested Stock Options	303,774	184,978	175,228	74,009	48,375

The following table summarizes the total outstanding stock awards at December 31, 2014 for each Named Executive Officer:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Joseph Wm. Foran	67,120	$1,357,838	40,104	$811,304
Matthew V. Hairford	37,369	$755,975	16,250	$328,738
David E. Lancaster	49,802	$1,007,494	21,250	$429,888
David F. Nicklin	28,177	$570,021	15,312	$309,762
Ryan C. London	46,950	$949,799	9,376	$189,676

(1)	Represents performance-based shares and units granted in April 2012 that vest depending upon the percentile rank of the Company’s Common Stock within a specified peer group based upon the annualized total equivalent shareholder return from March 19, 2012 to April 15, 2015. The performance-based shares vest up to 100% of the shares granted. Any amounts above 100% up to 200% of the shares granted consist of the performance-based restricted stock units, which vest and are converted into a corresponding number of shares of Common Stock, subject to the Company meeting certain performance criteria. The number of shares that would have been issued based on the performance criteria as measured on December 31, 2014 was 200% of the shares granted. Based upon the annualized total equivalent shareholder return through April 15, 2015, 200% of the shares vested in April 2015. The number of performance-based shares or units listed herein, and the market value thereof, represents 200% of the shares granted in April 2012.

The following table provides the vesting dates at December 31, 2014 for restricted stock and restricted stock units:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	David F. Nicklin	Ryan C. London
4/16/15 (1)	40,104	16,250	21,250	15,312	9,376
2/11/16	—	1,268	1,902	1,268	2,537
3/7/16	8,547	2,884	5,342	3,405	10,016
4/16/16	10,026	4,063	5,313	3,829	2,344
3/8/17	40,000	25,000	30,000	15,000	—
3/12/17	—	—	—	—	19,500
2/11/18	—	1,269	1,903	1,269	2,537
3/7/18	8,547	2,885	5,342	3,406	10,016

Total Unvested Shares and Units	107,224	53,619	71,052	43,489	56,326

(1)	The restricted stock and restricted stock units vesting on this date are performance-based shares or units. The performance-based shares vest up to 100% of the shares granted. Any amounts above 100% up to 200% of the shares granted consist of the performance-based restricted stock units, which vest and are converted into a corresponding number of shares of Common Stock, subject to the Company meeting certain performance criteria. The number of shares that would have been issued based on the performance criteria as measured on December 31, 2014 was 200% of the shares granted. Based upon the annualized total equivalent shareholder return through April 15, 2015, 200% of the shares vested in April 2015. The number of performance-based shares or units listed herein represents 200% of the shares granted in April 2012.

Potential Payments Upon Termination or Change in Control

2003 Plan

All equity awards granted to Named Executive Officers under the 2003 Plan vest upon a change in control. A “change in control” occurs upon any of the following events:

•

any person (or group of persons acting in concert), other than the Company or an affiliate, becomes the beneficial owner, directly or indirectly, of voting securities representing 30% or more of the voting power of our then outstanding voting securities (with the threshold percentage being increased, not to exceed 50% for the beneficial owners of our voting securities for whom Wellington Management Company, LLP serves as an investment advisor if those owners are deemed to be a “group” for this purpose);

•

our Board ceases to consist of a majority of continuing directors; where “continuing director” means a member of the Board who was either (i) a member of the Board at October 31, 2008 or (ii) nominated, appointed or approved (following nomination by our shareholders), to serve as a director by a majority of the then continuing directors;

•

our shareholders approve (i) any consolidation or merger with us or any subsidiary that results in the shareholders immediately prior to the consolidation or merger holding less than a majority ownership interest in the outstanding voting securities of the surviving entity, (ii) any sale, lease, exchange or other transfer of all or substantially all of our assets or (iii) any plan or proposal for our liquidation or dissolution; or

•

our shareholders accept a share exchange in which our shareholders immediately before such share exchange do not hold, immediately following such share exchange, the total voting securities of the surviving entity in substantially the same proportion as held before the share exchange.

2012 Plan

Equity awards under the 2012 Plan vest upon a “change in control” for Messrs. Foran, Hairford and Lancaster according to the terms of their employment agreements described below. For Messrs. Nicklin and London, vesting occurs for all equity awards other than performance-based awards if within 12 months after a “change in control” such officer is terminated without “just cause” or terminates his employment with “good reason.” For performance-based awards, vesting occurs following a “change in control” as described above with respect to performance shares, but not performance-based restricted stock units. The definitions of “change in control,” “just cause” and “good reason” are consistent with the definitions of such terms (except for the definition of “good reason” which excludes relocation of the Company’s principal executive offices) as defined in the employment agreements and independent contractor agreement described in “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement.”

Employment Agreements and Independent Contractor Agreement

As described under “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster and an independent contractor agreement with Mr. Nicklin and his consulting company. In addition, on March 13, 2014, we entered into an employment agreement with Mr. London. The principal difference in Mr. London’s employment agreement as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. London’s agreement does not include a “modified single trigger” that would have allowed him to receive a “change in control” payment if he terminated his agreement without “good reason” within 30 days prior to or 12 months after a change in control. Pursuant to the terms of the employment agreements and independent contractor agreement, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. For a detailed description of the events that may trigger such payments, see “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement.”

The employment agreements and the independent contractor agreement each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which Messrs. Foran, Hairford, Lancaster and London have agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason or (c) in connection with a change in control, such Named Executive Officer shall not, without our prior written consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated by the Named Executive Officer other than for good reason), directly or indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

Mr. Nicklin served as Executive Director of Exploration for the Company pursuant to his independent contractor agreement, as amended, during 2014 and until his retirement as our Executive Director of Exploration on March 31, 2015. Mr. Nicklin’s independent contractor agreement contained a non-competition provision pursuant to which Mr. Nicklin agreed that following termination: (i) by us for total disability or just cause, (ii) by Mr. Nicklin for good reason or other than for good reason or (iii) in connection with a change in control, then for a period of 12 months thereafter, Mr. Nicklin was not permitted to, without our prior written consent, directly or indirectly (x) invest in (other than investments in publicly-owned companies which constitute not more than 5% of the voting securities of any such company) a competing business with significant assets in the restricted area, or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of the competing business’s decisions within the restricted area.

For purposes of the employment agreements and independent contractor agreement:

“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more; and

“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the Named Executive Officer’s employment, plus any county or parish where we have significant assets as of the end of the Named Executive Officer’s employment. However, for purposes of Mr. Nicklin’s independent contractor agreement, “restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the performance of his independent contractor services, plus any county or parish where we have significant assets as of the end of the performance of his independent contractor services other than a one-mile radius of any oil and natural gas reserves held by Salt Creek Petroleum as of August 9, 2011 to the extent previously disclosed to us and any new oil and natural gas reserves that may be approved by us after August 9, 2011. See the definitions of “change in control,” “good reason” and “just cause” set forth in “— Compensation Discussion and Analysis — Termination of Employment Arrangements and Independent Contractor Agreement — Employment Agreements and Independent Contractor Agreement.”

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement and the independent contractor agreement contains an anti-solicitation provision, pursuant to which, during the restricted periods described above, subject to certain exceptions, Messrs. Hairford, Lancaster, Nicklin and London shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with good reason, with respect to Mr. London, or with or without good reason, with respect to Messrs. Foran, Hairford, Lancaster and Nicklin, the Named Executive Officer must comply with the non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements or independent contractor agreement, as applicable, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement or independent contractor agreement, as applicable, terminated on December 31, 2014, the last day of our 2014 fiscal year. In all cases, the amounts were valued as of December 31, 2014, based upon, where applicable, the closing price of our Common Stock of $20.23 per share. The amounts in the table below are calculated as of December 31, 2014 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

	Payment Upon Termination
Named Executive Officer	Category of Payment	Upon Death or Total Disability (1)		Upon Mutual Agreement or Dissolution/ Liquidation (1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason (1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason (8)
Joseph Wm. Foran	Salary	$—		$—		$1,500,000	(3)	$2,250,000	(9)
	Bonus	637,500	(2)	637,500	(2)	1,275,000	(4)	1,912,500	(10)
	Vesting equity	—		—		—		4,673,807	(11)

	Total	$637,500		$637,500		$2,775,000		$8,836,307

Matthew V. Hairford	Salary	$—		$—		$675,000	(5)	$1,350,000	(9)
	Bonus	300,000	(2)	300,000	(2)	450,000	(6)	900,000	(10)
	Vesting equity	—		—		—		2,657,976	(11)

	Total	$300,000		$300,000		$1,125,000		$4,907,976

David E. Lancaster	Salary	$—		$—		$600,000	(5)	$1,200,000	(9)
	Bonus	262,500	(2)	262,500	(2)	393,750	(6)	787,500	(10)
	Vesting equity	—		—		—		3,150,814	(11)

	Total	$262,500		$262,500		$993,750		$5,138,314

David F. Nicklin	Salary	$—		$—		$235,500	(7)	$918,000	(12)
	Bonus	325,000	(2)	325,000	(2)	—		—
	Vesting equity	—		—		—		1,357,489	(13)

	Total	$325,000		$325,000		$235,500		$2,275,489

Ryan C. London	Salary	$—		$—		$562,500	(5)	$1,125,000	(9)
	Bonus	257,500	(2)	257,500	(2)	386,250	(6)	772,500	(10)
	Vesting equity	—		—		—		1,605,899	(13)

	Total	$257,500		$257,500		$948,750		$3,503,399

(1)	Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by Named Executive Officer for good reason are payable in a lump sum on the sixtieth day following the date of termination unless otherwise required by Section 409A of the Code.

(2)	Represents the average annual amount of bonuses, including pursuant to the 2013 and 2014 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2013-2014).
(3)	Represents two times such Named Executive Officer’s base salary as of the termination date.
(4)	Represents two times an amount equal to the average annual amount of bonuses, including pursuant to the 2013 and 2014 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2013-2014).
(5)	Represents 1.5 times such Named Executive Officer’s base salary as of the termination date.
(6)	Represents 1.5 times an amount equal to the average annual amount of bonuses, including pursuant to the 2013 and 2014 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2013-2014).
(7)	Consists of a cash payment of $1,000 for each full business day worked by Mr. Nicklin during the prior 12 months.
(8)	Amounts due following a change in control are payable in a lump sum on the date which immediately follows six months from the date of termination or, if earlier, within 30 days of such Named Executive Officer’s death.
(9)	Represents three times such Named Executive Officer’s base salary as of the termination date.
(10)	Represents three times an amount equal to the average annual amount of bonuses, including pursuant to the 2013 and 2014 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2013-2014).
(11)	The employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with or without “Good Reason,” with respect to Messrs. Foran, Hairford and Lancaster, within 30 days prior to, or 12 months following, a “change in control.” The 2003 Plan provides that all awards automatically vest upon a “change in control.” The amount disclosed reflects the closing price of our Common Stock on December 31, 2014 of $20.23 per share multiplied by the number of unvested (i) service-based shares of restricted stock, (ii) performance-based shares of restricted stock and (iii) performance-based restricted stock units held by such Named Executive Officer on December 31, 2014, in addition to the intrinsic value of the stock options held by such Named Executive Officer based upon the exercise price of such stock options being less than the closing price of our Common Stock on December 31, 2014.
(12)	Consists of a cash payment consisting of two times his daily contract rate for each full business day worked during the year ended December 31, 2014.
(13)	The equity grants under the 2012 Plan to Messrs. Nicklin and London as of December 31, 2013 provide for accelerated and full vesting of certain unvested incentive awards in the event that either is terminated without “Just Cause” or terminates his employment for “Good Reason” within 12 months following a “change in control.” The 2003 Plan provides that all awards automatically vest upon a “change in control.” The amount disclosed reflects the closing price of our Common Stock on December 31, 2014 of $20.23 per share multiplied by the number of unvested (i) service-based shares of restricted stock and (ii) performance-based shares of restricted stock held by Mr. Nicklin and Mr. London, respectively, on December 31, 2014, in addition to the intrinsic value of the stock options held by Mr. Nicklin and Mr. London, respectively, based upon the exercise price of such stock options being less than the closing price of our Common Stock on December 31, 2014. None of the unvested performance-based restricted stock units held by Messrs. Nicklin or London on December 31, 2014 would vest under a change in control.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Restricted Stock Units (1) ($)	All Other Compensation ($)	Total ($)
Reynald A. Baribault (2)	44,917	—	45,434	—	90,351
Stephen A. Holditch (3)	30,084	—	44,563	—	74,647
David M. Laney	65,000	—	89,997	—	154,997
Gregory E. Mitchell	59,000	—	89,997	—	148,997
Steven W. Ohnimus	62,000	—	89,997	—	151,997
Michael C. Ryan	59,000	—	89,997	—	148,997
Carlos M. Sepulveda, Jr.	73,000	—	89,997	—	162,997
Margaret B. Shannon	65,000	—	89,997	—	154,997

(1)	Based on the fair market value of the stock awards on the date of grant. Subject to a three year vesting period. One-third of these restricted stock units vest on each of the first, second and third anniversaries of the grant dates.
(2)	Mr. Baribault was elected to the Board at the 2014 Annual Meeting of Shareholders.
(3)	Dr. Holditch’s term as a director expired at the 2014 Annual Meeting of Shareholders.

Compensation for 2014

During 2014, we targeted our non-employee directors’ compensation between the 25th and 50th percentiles of the Peer Group used for benchmarking the non-employee directors’ compensation. During 2014, our director compensation program was the following:

•	annual cash retainer of $50,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•

the chairs of the Audit Committee and the Operations and Engineering Committee each received an additional annual cash retainer of $15,000 and the chairs of the Nominating, Compensation and Planning Committee and the Corporate Governance Committee each received an additional annual cash retainer of $5,000; and

•

each non-employee director received restricted stock units (“RSUs”) equal to up to $90,000 in value annually with the restrictions lapsing in one-third increments on each of the first, second and third anniversaries of the date of grant. Each grant was subject to downward (but not upward) adjustment in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due.

In addition, we reimbursed our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Compensation for 2015

For 2015, our non-employee directors’ compensation program has been adjusted as set forth below:

•	annual cash retainer of $60,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•

the chairs of the Audit Committee and the Operations and Engineering Committee will each receive an additional cash retainer of $15,000 annually and the chairs of the Nominating, Compensation and Planning Committee and the Corporate Governance Committee will each receive an additional cash retainer of $5,000 annually; and

•	each non-employee director receives RSUs equal to up to $100,000 in value annually with the restrictions lapsing in one-third increments on each of the first, second and third anniversaries of the date of grant. Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due.

In addition, we will continue to reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Director Ownership Guidelines

The non-employee directors follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director will be expected to own $250,000 of Common Stock and continue to hold such shares while serving as a director. All directors own in excess of $250,000 of Common Stock and presently meet this standard. Shares which will count toward the stock ownership guidelines include time-lapse restricted stock or RSUs that are still restricted and any shares held in trust by the director or his or her immediate family over which he or she has direct beneficial ownership interest. Shares which will not count toward the stock ownership guidelines include shares underlying unexercised stock options and unexercised stock appreciation rights.

Special Board Advisor Compensation

Our special Board advisors are compensated with stock and/or cash awards based upon meeting attendance or as otherwise agreed to pursuant to consulting arrangements with such advisors. We reimburse our special Board advisors for travel, lodging and related expenses incurred in attending Board and committee meetings. Mr. Downey’s special Board advisor compensation is the same as for the non-employee directors as described above, except that, effective January 1, 2015, he receives an additional $15,000 annual cash retainer.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2014.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (1)(2)	1,968,182	$12.47	1,347,463
Equity compensation plans not approved by security holders	—	—	—

Total	1,968,182	$12.47	1,347,463

(1)	Our Board has determined not to make any additional awards under the 2003 Plan.
(2)	Our 2012 Plan was approved by our Board in December 2011 and took effect on January 1, 2012. The 2012 Plan was approved by our shareholders at the Annual Meeting of Shareholders on June 7, 2012. The Board approved the Amended and Restated 2012 Long-Term Incentive Plan on April 23, 2015 and has recommended that the shareholders approve the Amended and Restated 2012 Long-Term Incentive Plan at the Annual Meeting.

TRANSACTIONS WITH RELATED PERSONS

Except as disclosed below, since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation—Compensation Discussion and Analysis” above.

George M. Yates was appointed to the Board on April 28, 2015 and is a nominee for director at the Annual Meeting. Mr. Yates is Chairman and Chief Executive Officer of HEYCO Energy Group, Inc., an oil and natural gas exploration and production business based in Roswell, New Mexico (“HEYCO”). HEYCO was the sole owner of Harvey E. Yates Company prior to the HEYCO Merger. While negotiating the HEYCO Merger, Matador was also negotiating the terms and conditions of proposed joint ventures (the “Joint Ventures”) with three affiliates of HEYCO and/or Mr. Yates (the “HEYCO Affiliates”). In April 2015, Matador and the HEYCO Affiliates entered into non-binding letters of intent with respect to the Joint Ventures. The parties are currently negotiating the terms of definitive agreements relating to the Joint Ventures. Pursuant to the Joint Ventures, a wholly-owned subsidiary of Matador would invest in two new entities with the HEYCO Affiliates for the purpose of developing certain Delaware Basin properties in New Mexico. If we consummate the Joint Ventures, the Joint Ventures will result in Matador acquiring additional working interests in properties acquired by it in the HEYCO Merger. Mr. Yates is affiliated with each of the HEYCO Affiliates and, therefore, following the closing of the transactions, the Joint Ventures will constitute related party transactions as defined in the Company’s Related Party Transaction Policy and applicable securities and stock exchange rules. As presently negotiated, Matador’s collective investment in the Joint Ventures would equal approximately $14.2 million.

The Audit Committee has reviewed the terms of the Joint Ventures for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to Mr. Yates’ relationship and interest and all other material facts related to the Joint Ventures, determined that the Joint Ventures were fair to the Company and recommended the Joint Ventures to the full Board for approval. The Board subsequently approved such Joint Ventures.

In addition, in light of Mr. Yates’ ongoing services to HEYCO Energy Group, Inc., the Board has, in accordance with Texas corporate law, adopted resolutions which renounce and provide for a waiver of certain corporate opportunities with respect to Mr. Yates. As a result, Mr. Yates will have no fiduciary duty to present certain corporate opportunities related to Mr. Yates’ existing oil and gas holdings and/or in areas where Matador does not currently operate.

Procedures for Approval of Related Party Transactions

Our Board has adopted a written related party transaction policy. Pursuant to this policy, a “Related Party Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a Related Party (as defined below) and in which we are a participant, other than:

•	a transaction involving compensation of directors;

•

a transaction involving compensation of an executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or a special supplemental benefit for an executive officer;

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a Related Party involving less than $120,000;

•

a transaction in which the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•

a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

“Related Party” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or nominees for directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, nominee for director, executive officer or a beneficial owner of more than 5% of our Common Stock; and

•

any firm, corporation or other entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, owns 10% or more of the equity interests thereof.

Pursuant to our related party transaction policy, the Audit Committee must review all material facts of each Related Party Transaction and recommend either approval or disapproval of the Related Party Transaction to the full Board, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Party Transaction, the Audit Committee must, after reviewing all material facts of the Related Party Transaction and the Related Party’s relationship and interest, determine whether the Related Party Transaction is fair to the Company. Further, the policy requires that all Related Party Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of our Common Stock as of April 28, 2015 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors, nominees for director and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 85,360,529 shares of our Common Stock issued and outstanding as of April 28, 2015, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting or delivery of restricted stock units, in each case within 60 days of April 28, 2015. The information is based on Form 3s, Form 4s, Schedule 13Ds and Schedule 13Gs filed through April 28, 2015.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class
Directors and Named Executive Officers:
Joseph Wm. Foran (1)	4,120,152	4.8%
Reynald A. Baribault (2)	26,000	*
Matthew V. Hairford (3)	281,911	*
David E. Lancaster (4)	410,974	*
David M. Laney (5)	474,035	*
Ryan C. London (6)	129,113	*
Gregory E. Mitchell (7)	204,100	*
David F. Nicklin (8)	131,229	*
Steven W. Ohnimus (9)	100,835	*
Michael C. Ryan (10)	264,628	*
Carlos M. Sepulveda, Jr. (11)	296,209	*
Margaret B. Shannon (12)	52,250	*
George M. Yates (13)	4,802,500	5.6%
All Directors and Executive Officers as a Group (16 persons) (14):	11,696,553	13.6%

Other 5% Owners:
T. Rowe Price Associates, Inc. (15)	5,343,273	6.3%

*	Less than one percent (1%)
(1)

Includes (i) 1,084,933 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 4,000 shares of Common Stock held of record by the reporting person’s spouse through her Individual Retirement Account; (iii) 119,500 shares and 50,000 shares of Common Stock held of record by The Don Foran Family Trust 2008 and The Foran Family Special Needs Trust, respectively, for which Mr. Foran is the co-trustee and over which Mr. Foran has shared voting and investment power with other members of his family; (iv) 524,053 shares of Common Stock held of record by each of the JWF 2011-1 GRAT and the NNF 2011-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (v) 312,190 shares of Common Stock held of record by each of the JWF 2013-1 GRAT and the NNF 2013-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 82,077 shares of Common Stock held of record by each of the JWF 2014-1 GRAT and the NNF 2014-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vii) 59,269 shares of Common Stock held of record by each of the JWF 2014-2 GRAT and the NNF 2014-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (viii) 231,051 shares of Common Stock held of record by each of the JWF 2015-1 GRAT and the NNF 2015-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (ix) 39,750 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (x) 161,050 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; (xi) 270 shares held of record by the Individual Retirement Account of Mr. Foran’s adult child, who gave Mr. Foran investment power over such shares through a revocable power of attorney; and (xii) 67,120 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Foran has the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 127,604 shares of Common Stock issuable to Mr. Foran upon the exercise of stock options.
(2)	Includes 2,000 shares of Common Stock held by the Individual Retirement Account of Mr. Baribault. Also includes 19,000 shares of Common Stock held by the Reynald A. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse, and 5,000 shares of Common Stock held by the Sally K. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse.
(3)	Includes 84,875 shares of Common Stock issuable to Mr. Hairford upon the exercise of stock options and 5,000 shares held of record by his Individual Retirement Account. Also includes 37,369 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Hairford has the right to vote such shares but may only dispose of such shares to the extent they have vested. Mr. Hairford has pledged 67,400 shares of Common Stock.
(4)	Includes 98,750 shares of Common Stock issuable to Mr. Lancaster upon the exercise of stock options and 75,500 shares of Common Stock held of record by his Individual Retirement Account. Also includes 54,177 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Lancaster has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(5)	Includes 66,000 shares of Common Stock held of record by Laney Investments Ltd., for which Mr. Laney has sole voting and investment power. Also includes 933 shares of Common Stock issuable to Mr. Laney upon the vesting of restricted stock units.
(6)	Includes 38,875 shares of Common Stock issuable to Mr. London upon the exercise of stock options. Also includes 60,075 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. London has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(7)	Includes 191,292 shares of Common Stock held of record by JAMAL Enterprises, LP, for which Mr. Mitchell has sole voting and investment power. Also includes 933 shares of Common Stock issuable to Mr. Mitchell upon the vesting of restricted stock units.
(8)	Includes 45,312 shares of Common Stock issuable to Mr. Nicklin upon the exercise of stock options and 38,600 shares of Common Stock held of record by his Individual Retirement Account. Also includes 28,177 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Nicklin has the right to vote such shares but may only dispose of such shares to the extent they have vested. Mr. Nicklin retired from his position as Executive Director of Exploration effective March 31, 2015 and is no longer an executive officer, but continues to serve the Company as a consultant and special advisor to the Board. He is included in this table due to his status as a Named Executive Officer for 2014.
(9)	Includes 3,313 vested restricted stock units, delivery of which has been deferred pursuant to the award agreement, and 933 shares of Common Stock issuable to Dr. Ohnimus upon the vesting of restricted stock units. Dr. Ohnimus has pledged 43,209 shares of Common Stock.
(10)	Includes 4,000 shares of Common Stock held of record by Mr. Ryan’s one college-age child and three minor age children. Also includes 933 shares of Common Stock issuable to Mr. Ryan upon the vesting of restricted stock units.
(11)	Includes 933 shares of Common Stock issuable to Mr. Sepulveda upon the vesting of restricted stock units.
(12)	Includes 933 shares of Common Stock issuable to Ms. Shannon upon the vesting of restricted stock units.
(13)	Includes 4,800,000 shares of Common Stock, 1,250,000 of which are being held in an escrow account pursuant to the HEYCO Merger and related escrow agreement. As Chairman and Chief Executive Officer of HEYCO, Mr. Yates will have ultimate voting and dispositive power with respect to all shares held by HEYCO. Also includes 2,500 shares of Common Stock owned by Spiral, Inc., an entity owned by certain trusts of which Mr. Yates is the sole trustee and with respect to which Mr. Yates has voting and dispositive power.
(14)	Includes an aggregate of 484,582 shares of Common Stock which our executive officers as a group have the right to acquire within 60 days of April 28, 2015 upon the exercise of stock options. Also includes 321,171 shares of restricted stock held by our executive officers. Pursuant to the terms of the restricted stock grants, the executive officers have the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 8,911 shares of Common Stock issuable to directors upon the vesting of restricted stock units. Includes 140,609 shares of Common Stock pledged by our executive officers and directors.
(15)	Information based solely on a Schedule 13G/A filed with the SEC on February 13, 2015. The Schedule 13G/A reports that T. Rowe Price Associates, Inc. (“Price Associates”) beneficially owns 5,343,273 shares, has sole voting power with respect to 1,084,249 shares and has sole dispositive power with respect to 5,343,273 shares. According to the Schedule 13G/A, these securities are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser registered under the Investment Advisers Act of 1940, as amended, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the Schedule 13G/A, Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. Based solely on the Company’s review of copies of the reports received and written inquiries to the Company’s directors and officers, the Company believes that all persons subject to Section 16(a) of the Exchange Act timely filed all reports required pursuant to such section relating to the Company’s Common Stock in 2014.

Shareholder Proposals for the 2016 Proxy Statement

For shareholder proposals to be included in the Company’s Proxy Statement and form of proxy relating to the 2016 Annual Meeting of Shareholders, such proposals must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 26, 2015. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2016 Annual Meeting

Under the Amended and Restated Bylaws of the Company, certain procedures are provided that a shareholder must follow in order to place in nomination persons for election as directors at an Annual Meeting of Shareholders or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an Annual Meeting, must do so by a written notice timely received (on or before March 15, 2016, but no earlier than February 14, 2016, for the 2016 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating, Compensation and Planning Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s Amended and Restated Bylaws are available from the Corporate Secretary of the Company.

See “Corporate Governance—Board Committees—Nominating, Compensation and Planning Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating, Compensation and Planning Committee for nomination by the Board.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, including financial statements, accompanies this proxy statement. Shareholders may obtain without charge another copy of the Annual Report on Form 10-K, excluding certain exhibits, by writing to Investor Relations, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 29, 2015

ANNEX A

MATADOR RESOURCES COMPANY

AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

The Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), on April 23, 2015 (the “Board Approval Date”), to be effective as of the date the Plan is approved by the Company’s shareholders (the “Effective Date”). This Plan amends, restates and replaces the Matador Resources Company 2012 Long-Term Incentive Plan adopted on by the Board on January 1, 2012 (and approved by the Company’s shareholders on June 7, 2012) in its entirety.

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors and Outside Directors and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract able persons as Employees, Contractors and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, and any other applicable law, rule or restriction.

2.2 “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.3 “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.4 “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Board Approval Date” is defined above in the introductory paragraph of the Plan.

2.7 “Change in Control” occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(a) Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.7(d) below), other than (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (b) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (a); or

(b) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on either of the following dates:

(i) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (b)(i); or

(ii) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(d) Definitions. For purposes of subparagraphs (a), (b) and (c) above:

(i) “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the 1934 Act.

(e) Interpretation. The provisions of this Section 2.7 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 2.7 shall be in compliance with the requirements of said Code Section and said Regulations.

2.8 “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award Agreement.

2.9 “Code” means the United States Internal Revenue Code of 1986, as amended, together with the published rulings, regulations and interpretations duly promulgated thereunder.

2.10 “Committee” is defined below in Section 3.1.

2.11 “Common Stock” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.12 “Company” means Matador Resources Company, a Texas corporation, and any successor entity.

2.13 “Contractor” means any person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.14 “Corporation” means any entity that (i) is defined as a corporation under Section 7701 of the Code and (ii) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (ii) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.15 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement.

2.16 “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.17 “Effective Date” is defined above in the introductory paragraph of the Plan.

2.18 “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.19 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.20 “Executive Officer” means an officer of the Company or a Subsidiary subject to Section 16 of the Exchange Act or a “covered employee” as defined in Section 162(m)(3) of the Code.

2.21 “Exempt Shares” means shares of Common Stock subject to an Award for which the Committee has accelerated vesting in accordance with Section 7.2. No more than ten percent (10%) of the shares of Common Stock that may be delivered pursuant to Awards may be shares designated as “Exempt Shares.”

2.22 “Exercise Date” is defined below in Section 8.3(b).

2.23 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on an automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board operated by the Financial Industry Regulation Authority, Inc. or the OTC Markets Group Inc., formerly known as Pink OTC Markets Inc.; or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.24 “Full Value Award” means any Award with a net benefit to the Participant, without regard to any restrictions such as those described in Section 6.4(b), equal to the aggregate Fair Market Value of the total shares of Common Stock subject to the Award. Full Value Awards include Restricted Stock and Restricted Stock Units, but do not include Stock Options and SARs.

2.25 “Immediate Family Members” is defined below in Section 15.7.

2.26 “Incentive” is defined below in Section 2.2.

2.27 “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.28 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.29 “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.30 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.31 “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.32 “Outside Director” means a director of the Company or Subsidiary who is not an Employee or a Contractor.

2.33 “Participant” means an Employee, Contractor or Outside Director to whom an Award is granted under this Plan.

2.34 “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.35 “Performance Criteria” is defined below in Section 6.10.

2.36 “Performance Goal” means any of the goals set forth in Section 6.10 hereof.

2.37 “Plan” is defined above in the introductory paragraph of the Plan.

2.38 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.39 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.40 “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.41 “Restriction Period” is defined below in Section 6.4(b)(i).

2.42 “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.43 “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.44 “Spread” is defined below in Section 12.4(b).

2.45 “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.46 “Subsidiary” means (i) any Corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last Corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other Corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such Corporations, limited partnerships, partnerships or limited liability companies.

2.47 “Tenure Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock that vests over time based upon the Participant’s continued employment with or service to the Company or its Subsidiaries.

2.48 “Termination of Service” occurs when a Participant who is (i) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (ii) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (iii) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.48, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.49 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.49, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

ARTICLE 3

ADMINISTRATION

3.1 General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “outside directors” under Section 162(m) of the Code and “non-employee directors” as defined in Rule 16b-3 promulgated under the 1934 Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2 Designation of Participants and Awards.

(a) The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the

Award Period, the Date of Grant and such other terms, provisions, limitations and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b) Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards and (z) not authorize an officer to designate himself as a recipient of any Award.

3.3 Authority of the Committee. The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, (iii) establish performance goals for an Award and certify the extent of their achievement and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the 1934 Act, Section 422 of the Code, Section 162(m) of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director whose judgment, initiative and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside

Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5

SHARES SUBJECT TO PLAN

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 8,700,000 shares, of which 100% may be delivered pursuant to Incentive Stock Options. Subject to adjustment pursuant to Articles 11 and 12, the maximum number of shares of Common Stock with respect to which Stock Options or SARs may be granted to an Executive Officer during any calendar year is 500,000 shares of Common Stock. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2 Restoration and Retention of Shares (“Share Counting”). If any shares of Common Stock subject to an Award shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such Award or for any other reason, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitation provided for in Section 5.1 and may be used thereafter for additional Awards under the Plan. The following additional parameters shall apply:

(a) To the extent an Award under the Plan is settled or paid in cash, shares subject to such Award will not be considered to have been issued and will not be applied against the maximum number of shares of Common Stock provided for in Section 5.1.

(b) If an Award may be settled in shares of Common Stock or cash, such shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent an Award is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Award will again be deemed available for issuance or transfer under the Plan, and the maximum number of shares of Common Stock that may be issued or transferred under the Plan shall be reduced only by the number of shares actually issued and transferred to the Participant.

(c) Notwithstanding the foregoing, (i) shares withheld or tendered to pay withholding taxes or the exercise price of an Award shall not again be available for the grant of Awards under the Plan and (ii) the full number of shares subject to a Stock Option or SAR granted that are settled by the issuance of shares shall be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon the settlement of such Stock Option or SAR.

(d) Any shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for the future grant of Awards.

ARTICLE 6

GRANT OF AWARDS

6.1	In General.

(a) The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant and such other terms, provisions, limitations and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder and (iii) to the extent the Committee determines that an Award shall comply with the requirements of Section 162(m) of the Code, in compliance with the applicable requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the Board Approval Date. The Plan shall be submitted to the Company’s shareholders for approval at the first shareholder meeting after the Board Approval Date and no Awards may be granted under the Plan prior to the Effective Date. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b) If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c) Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2 Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

6.3 Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4 Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement: (i) the number of shares of Common Stock awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (iii) the time or times within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award and (v) all other terms, limitations, restrictions and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and in the event the Committee determines that an Award shall comply with the requirements of Section 162(m) of the Code, in compliance with the requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a) Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.9 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b) Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations and the limitations set forth in Section 7.2 below, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in sub-paragraph (i) above or in the applicable Award Agreement, the Participant shall have, with respect to the Participant’s Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon; provided, however, that the Participant shall not have the right to receive dividends on any Restricted Stock Award based on Performance Goals until the restriction lapses. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii) The Restriction Period of Restricted Stock shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on such Performance Goals as may be determined by the Committee in its sole discretion.

(iv) Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (i) the Company shall be obligated to, or (ii) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5 SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (i) not inconsistent with the Plan, (ii) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder and (iii) to the extent the Committee determines that a SAR shall comply with the requirements of Section 162(m) of the Code, in compliance with the applicable requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (ii) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.6 Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (i) not inconsistent with the Plan, (ii) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder and (iii) to the extent the Committee determines that a Restricted Stock Unit award shall comply with the requirements of Section 162(m) of the Code, in compliance with the applicable requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder. The grant of a Restricted Stock Unit may provide that the holder may be paid for the value of the Restricted Stock Unit either in cash or in shares of Common Stock, or a combination thereof. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7 Performance Awards.

(a) The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

To the extent the Committee determines that a Performance Award shall comply with the requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder, and if it is determined to be necessary in order to satisfy Section 162(m) of the Code, at the time of the grant of a Performance Award (other than a Stock Option) and to the extent permitted under Section 162(m) of the Code and the regulations issued thereunder, the Committee shall provide for the manner in which the Performance Goals shall be reduced to take into account the negative effect on the achievement of specified levels of the Performance Goals which may result from enumerated corporate transactions, extraordinary events, accounting changes and other similar occurrences which were unanticipated at the time the Performance Goal was initially established. In no event, however, may the Committee increase the amount earned under such a Performance Award, unless the reduction in the Performance Goals would reduce or eliminate the amount to be earned under the Performance Award and the Committee determines not to make such reduction or elimination.

With respect to a Performance Award that is not intended to satisfy the requirements of Section 162(m) of the Code, if the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

(c) Notwithstanding the foregoing, in order to comply with the requirements of Section 162(m) of the Code, if applicable, no Participant may receive in any calendar year Performance Awards intended to comply with the requirements of Section 162(m) of the Code which have an aggregate value of more than $10,000,000, and if such Performance Awards involve the issuance of shares of Common Stock, said aggregate value shall be based on the Fair Market Value of such shares on the time of the grant of the Performance Award. In no event, however, shall any Performance Awards not intended to comply with the requirements of Section 162(m) of the Code be issued contingent upon the failure to attain the Performance Goals applicable to any Performance Awards granted hereunder that the Committee intends to comply with the requirements of Section 162(m) of the Code.

6.8 Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.9 Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10 Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Awards and Other Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria, which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following criteria: earnings (either in the aggregate or on a per-share basis); net income; operating income; operating profit; cash flow; shareholder returns, including returns on assets, investment, invested capital and equity (and including income applicable to common shareholders or other class of shareholders); return measures (including return on assets, equity, or invested capital); total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period); earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items (EBITDA); adjusted EBITDA (as defined by the Committee); gross revenues; reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect to any one or more Subsidiaries or business units thereof; economic value or economic value added™; market share or market share added; annual net income to Common Stock; earnings per share or growth in earnings per share; annual cash flow provided by operations; changes in annual revenues; strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, lease operating expenses, G&A expenses, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestures; or goals relating to specific environmental compliance measures and safety and accident rates (“Performance Criteria”).

For the Performance Criteria listed above, the Committee may designate whether a particular Performance Criteria is to be measured on a pre-tax basis or post-tax basis. In addition, certain Performance Criteria may be stated in reference to a production volume of measurement such as in per cubic feet equivalents or barrels of oil equivalents (e.g., per Mcfe, MMcfe, Bcfe, BOE, MBOE or MMBOE), including such production volume on a daily basis. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report. However, to the extent Section 162(m) of the Code is applicable, the Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

6.11 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.12 No Repricing of Stock Options or SARs. The Committee may not “reprice” any Stock Option or SAR. For purposes of this Section 6.12, “reprice” means any of the following or any other action that has the same effect: (i) amending a Stock Option or SAR to reduce its exercise price or base price, (ii) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.12 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12 or substituting Incentives in accordance with Article 14.

6.13 Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

ARTICLE 7

AWARD PERIOD; VESTING

7.1 Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2 Vesting. The Committee, in its sole discretion, shall establish the vesting terms applicable to an Incentive, including whether all or any portion will not be vested until a date or dates subsequent to its Date of Grant, or until the occurrence of one or more specified events, provided that any such vesting terms shall not be inconsistent with the terms of the Plan, including, without limitation, this Section 7.2. If the Committee imposes conditions upon vesting, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or a portion of the Incentive may be vested, provided that any such acceleration must comply with the terms of the Plan, including, without, limitation, this Section 7.2. Except as otherwise provided herein, the Committee must grant all Full Value Awards in accordance with the following provisions: (i) all Full Value Awards that are Performance Awards must vest no earlier than one (1) year after the Date of Grant; (ii) all Full Value Awards granted by the Committee that constitute Tenure Awards must vest no earlier than on a pro rata basis over the three (3) year period commencing on the Date of Grant and (iii) the Committee may not accelerate the date on which all or any portion of a Full Value Award may be vested or waive the Restriction Period on a Full Value Award except (A) upon the Participant’s death or Total and Permanent Disability; (B) upon a Change in Control or (C) upon a Termination of Service on or following a Change in Control. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant Awards with more favorable vesting provisions than set forth in this Section 7.2, provided that the shares of Common Stock subject to such Awards shall be Exempt Shares.

ARTICLE 8

EXERCISE OR CONVERSION OF INCENTIVE

8.1 In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2 Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock be issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter- dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3 Exercise of Stock Option.

(a) In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b) Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (a) cash or check, bank draft or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (c) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.

Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(c) Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4 SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b) that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c) the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5 Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which shareholder approval is required either (i) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (ii) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 162(m), 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 10

TERM

The Plan shall be effective from the Effective Date. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event: (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (iii) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-Participant limitation under Section 5.1 of the Plan, (iv) the Option Price of each outstanding Award, (v) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4 and (vi) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12

RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1 No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Conversion of Incentives Where Company Survives. Subject to any required action by the shareholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3 Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property or assets of the surviving, resulting or consolidated company which were distributed or distributable to the shareholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash or property in accordance with their terms.

12.4 Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event the acquiror or the surviving or resulting corporation does not agree to assume the Incentives, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a) giving notice to each holder thereof or the holder’s representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b) in the case of Incentives that are either (i) settled only in shares of Common Stock or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

ARTICLE 13

LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation to the fullest extent provided by Applicable Law. Except to the extent required by any unwaiveable requirement under Applicable Law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award or any Claim arising hereunder and, to the fullest extent permitted under Applicable Law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5 Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act and Section 162(m) of the Code); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, vesting or conversion of the Award, as applicable, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise, vesting, or conversion of the Award, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii) or (iii) or any other method consented to by the Company in writing. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.7 Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.7 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option or SAR to be granted to a Participant on terms which permit transfer by such Participant to (i) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by Immediate Family Members, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section and (z) subsequent transfers of transferred Nonqualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which, with respect to any Award that is a Nonqualified Stock Option and SAR, the Award shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Award. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Award that has been transferred by a Participant under this Section 15.7.

15.8 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.9 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

15.10 Governing Law. The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any shareholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. Each Award Agreement shall require the Participant to release and covenant not to sue any Person other than the Company over any Claims. The individuals and entities described above in this Section 15.10 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.10.

A copy of this Plan shall be kept on file in the principal office of the Company in Dallas, Texas

***************

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of                     , 2015, by its Chief Executive Officer and Secretary pursuant to prior action taken by the Board.

MATADOR RESOURCES COMPANY

By:

Name:

Title:

Attest:

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     TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                     ☒

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Carlos M. Sepulveda, Jr 02 Margaret B. Shannon 03 George M. Yates
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	Vote to approve the Company’s Amended and Restated 2012 Long-Term Incentive Plan.					☐	☐	☐
3.	Advisory vote to approve the compensation of our named executive officers.					☐	☐	☐
4.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.					☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report for the year ended December 31, 2014, Notice of Annual Meeting and Proxy Statement is/are available at www.proxyvote.com.

MATADOR RESOURCES COMPANY Annual Meeting of Shareholders June 10, 2015 9:30 A.M. This proxy is solicited by the Board of Directors.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions.

The shareholder hereby appoints Joseph Wm. Foran and David M. Laney, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CDT on June 10, 2015, at the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side